  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1996

                                                      REGISTRATION NO. 333-4370
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                THERMATRIX INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------


         DELAWARE                    3569                   94-2958515
      (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
      JURISDICTION OF     CLASSIFICATION CODE NUMBER) IDENTIFICATION NUMBER)
     INCORPORATION OR
       ORGANIZATION)

                               ----------------

                                101 METRO DRIVE
                                   SUITE 248
                          SAN JOSE, CALIFORNIA 95110
                                (408) 453-0490
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               JOHN T. SCHOFIELD
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                THERMATRIX INC.
                          101 METRO DRIVE, SUITE 248
                          SAN JOSE, CALIFORNIA 95110
                                (408) 453-0490
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

       MICHAEL J. DANAHER, ESQ.                HOWARD L. SHECTER, ESQ.
   WILSON SONSINI GOODRICH & ROSATI          MORGAN, LEWIS & BOCKIUS LLP
       PROFESSIONAL CORPORATION                    101 PARK AVENUE
          650 PAGE MILL ROAD                  NEW YORK, NEW YORK 10178
      PALO ALTO, CALIFORNIA 94304                  (212) 309-6000
            (415) 493-9300
                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                               ----------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                THERMATRIX INC.

                             CROSS-REFERENCE SHEET

         PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN
            PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1

    ITEM NUMBER AND HEADING IN
  FORM S-1 REGISTRATION STATEMENT             LOCATION IN PROSPECTUS
  -------------------------------             ----------------------
 1.Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus...... Outside Front Cover Page

 2.Inside Front and Outside Back
     Cover Pages of Prospectus..... Inside Front Cover Page

 3.Summary Information and Risk
     Factors....................... Prospectus Summary; Risk Factors

 4.Use of Proceeds................. Use of Proceeds

 5.Determination of Offering
     Price......................... Outside Front Cover Page; Underwriting

 6.Dilution........................ Dilution

 7.Principal Security Holders...... Principal Stockholders

 8.Plan of Distribution............ Outside and Inside Front Cover Pages;
                                     Underwriting

 9.Description of Securities to be
     Registered.................... Prospectus Summary; Capitalization;
                                    Description of Capital Stock

10.Interests of Named Experts and
     Counsel....................... Legal Matters

11.Information with Respect to the
     Registrant.................... Outside and Inside Front Cover Pages;
                                    Prospectus Summary; Risk Factors; Use of
                                    Proceeds; Dividend Policy; Dilution;
                                    Capitalization; Selected Consolidated
                                    Financial Data; Management's Discussion and
                                    Analysis of Financial Condition and Results
                                    of Operations; Business; Management;
                                    Certain Transactions; Principal
                                    Stockholders; Description of Capital Stock;
                                    Shares Eligible for Future Sale; Legal
                                    Matters; Experts; Consolidated Financial
                                    Statements

12.Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities................... Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED MAY 15, 1996

                                2,000,000 SHARES
                                Thermatrix Inc.
                                  COMMON STOCK

                                  -----------

  All of the shares of Common Stock offered hereby are being issued and sold by Thermatrix Inc. (the "Company"). It is currently estimated that the initial public offering price will be between $12 and $14 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

  Prior to this offering, there has been no public market for the Common Stock of the Company. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "TMXI."

  SEE "RISK FACTORS" ON PAGE 6 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                               PRICE TO UNDERWRITING PROCEEDS TO
                                                PUBLIC  DISCOUNT (1) COMPANY (2)
- --------------------------------------------------------------------------------
Per Share.....................................   $          $            $
Total (3).....................................  $          $            $
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.
(2) Before deducting expenses of the offering payable by the Company estimated at $800,000.
(3) The Underwriters have been granted an option, exercisable within 30 days from the date hereof, to purchase up to 300,000 additional shares of Common Stock, at the Price to Public per share, less the Underwriting Discount, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $   , $    and $   , respectively.
    See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the shares will
be made against payment on or about      , 1996, at the offices of Oppenheimer
& Co., Inc., Oppenheimer Tower, World Financial Center, New York, New York
10281.

                                  -----------

OPPENHEIMER & CO., INC.

                      PRUDENTIAL SECURITIES INCORPORATED
                                                                HSBC JAMES CAPEL

                   The date of this Prospectus is      , 1996

                          FLAMELESS THERMAL OXIDATION

          Thermatrix
          Flameless
          Thermal
          Oxidation
          System


          The Thermatrix system destroys greater than 99.99% of hazardous air pollutants in fume streams.


             [INSERT GRAPHIC DESCRIPTIVE OF TECHNOLOGICAL PROCESS]



  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent public accountants and with quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

  Thermatrix, the Thermatrix logo and PADRE are trademarks or registered trademarks of the Company.

                                    [PHOTO]

              THERMATRIX ASSEMBLY FACILITY (KNOXVILLE, TENNESSEE)
 THREE UNITS IN FINAL ASSEMBLY FOR A DEPARTMENT OF ENERGY REMEDIATION PROJECT.


                                    [PHOTO]

             THERMATRIX SYSTEM INSTALLED AT A PULP AND PAPER MILL.

                                    [PHOTO]

        THERMATRIX SYSTEM INTALLED AT A FMC CORPORATION CHEMICAL PLANT.


                                    [PHOTO]

             THERMATRIX SYSTEM IN OPERATION AT A CHEVRON REFINERY.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. As used in this Prospectus, the terms "Thermatrix" and the "Company" refer to Thermatrix Inc., a Delaware corporation, its predecessor Thermatrix Inc., a California corporation and its sole subsidiary, Thermatrix Ltd., a corporation incorporated under the laws of England and Wales. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus: (i) assumes an initial public offering price of $13.00 per share, the mid-point of the range set forth on the cover page of this Prospectus; (ii) assumes no exercise of outstanding options or warrants to purchase an aggregate of 814,097 shares of Common Stock; (iii) assumes no exercise of the Underwriters' over-allotment option; (iv) reflects the automatic conversion of all outstanding shares of Series B, Series C, and Series D Preferred Stock (collectively, the "Preferred Stock") into an aggregate of 5,267,313 shares of Common Stock upon the closing of this offering; (v) reflects the one-for-three reverse split of the Common Stock (assuming conversion of all outstanding shares of Preferred Stock); (vi) reflects the reincorporation of the Company in Delaware; and (vii) reflects the filing of amendments to the Company's Certificate of Incorporation authorizing 50,000,000 shares of Common Stock and 5,000,000 shares of undesignated preferred stock and eliminating the Company's existing Preferred Stock. See "Principal Stockholders," "Description of Capital Stock," "Underwriting" and Notes 5, 6 and 11 of Notes to Consolidated Financial Statements.

                                  THE COMPANY

  Thermatrix Inc. is an environmental technology company engaged in the development, manufacture and sale of innovative, proprietary industrial process equipment for the destruction of volatile organic compounds and hazardous air pollutants (collectively, "VOCs"). The core component of the Company's technology is its proprietary flameless thermal oxidizer, which is capable of treating virtually all VOCs while achieving destruction removal efficiency ("DRE") of 99.99% or higher with de minimis formation of hazardous by-products such as oxides of nitrogen ("NOX"), carbon monoxide ("CO"), and products of incomplete combustion ("PICs"). The Company sells its flameless thermal oxidizer as a stand-alone unit or as an integrated system. See "Business-- Introduction."

  The Company seeks to expand the use and application of its proprietary flameless thermal oxidation ("FTO") technology globally and to become a leading supplier of VOC treatment systems. The Company has initially focused on the industrial VOC market where it believes the Company's FTO system offers the greatest economic and environmental advantages over competing VOC treatment methods. These advantages include: (i) high DRE; (ii) de minimis formation of hazardous by-products; (iii) low operating and maintenance costs; (iv) product safety; (v) broad application to a wide range of VOCs, including difficult-to-treat chlorinated, sulfonated and fluorinated compounds; (vi) the ability to economically treat fume streams with variable flows and concentrations; and
(vii) high operating reliability. See "Business--Strategy."

  VOCs are an unavoidable by-product of numerous manufacturing and process industries worldwide and must be controlled due to serious health, safety and environmental risks. The current global market for VOC control equipment exceeds $2.0 billion and is estimated to grow at 10% per annum according to McIlvaine & Co., a market analyst firm serving the air pollution control industry. Conventional technologies for the treatment of industrial VOCs are primarily flame-based destruction systems (such as incinerators), carbon adsorption systems and scrubbing systems, most of which have been in use for over thirty years. See "Business--Existing Treatment Methods For Control of VOCs."

  The Company has achieved a number of significant milestones in commercializing its technology, including: (i) establishing the application of its proprietary FTO technology in the petroleum, chemical/petrochemical, pulp and paper and pharmaceutical industries with "market leader" customers, and for soil and groundwater remediation; (ii) selling more than 40 commercial-scale systems; (iii) establishing a global sales and marketing organization; and (iv) the receipt of regulatory approvals by the Company's customers for the use of the Company's systems in the United States, Canada, England and France. The Company's customers include: Chevron U.S.A., Inc., Dow Chemical Company, Chesebrough-Pond's USA Co., Monsanto Company, FMC Corporation and Zeneca, Ltd. as well as the United States Departments of Defense and Energy (the "DOD" and the "DOE", respectively).

  The Company's strategy in the industrial VOC market is to: (i) increase market penetration for established applications; (ii) broaden application of the Company's proprietary FTO technology for new industrial VOC applications; and (iii) expand its international operations. In addition to its core industrial VOC emissions control business, the Company has embarked on a strategy of working with strategic partners to evaluate the feasibility of applying the Company's FTO technology for other uses. The Company is presently exploring the application of its FTO technology to the destruction of chemical weapons, treatment of radioactive mixed wastes and control of diesel emissions.

  The Company is also pursuing a strategy to selectively acquire complementary technologies in order to expand its presence in the VOC treatment market. In October 1995, the Company acquired an exclusive license to the PADRE VOC adsorption technology from Purus, Inc. and acquired all rights to the technology in April 1996. The PADRE technology is a recovery technology using a regenerative synthetic adsorption resin to capture and recover very low concentration VOCs from low to medium flow vapor streams. The Company plans to sell PADRE units on a stand-alone basis as well as in conjunction with Thermatrix systems. See "Business--Strategy."

  As of April 12, 1996, the Company owned four United States and six international patents, had received notice of allowance for one additional United States patent application, and had an additional seven United States and 32 international patent applications pending that cover the fundamental aspects of the Company's flameless thermal oxidation technology. See "Risk Factors-- Proprietary Technology and Unpredictability of Patent Protection" and "Business--Intellectual Property."

  The Company was founded in 1985 as In-Process Technology Inc. ("IPT"). In July 1992, the Company restructured its operations, installed new senior management, changed its name to Thermatrix Inc. and focused exclusively on applications for its technology as a flameless thermal destruction process for the treatment of VOCs. Accordingly, the Company has a limited operating history in the VOC emissions market. See "Risk Factors--Limited Operating History" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The principal office of the Company is located at 101 Metro Drive, Suite 248, San Jose, California 95110. Its telephone number is (408) 453-0490.

                                  THE OFFERING

Common Stock Offered..............  2,000,000 shares

Common Stock Outstanding After
 the Offering.....................  7,400,838 shares(1)

Use of Proceeds...................
                                    For working capital, repayment of short-term borrowings, the purchase of capital equipment and other general corporate purposes, including development of strategic alliances and strategic joint ventures to pursue new applications of the FTO technology.

Proposed Nasdaq National Market     TMXI
 Symbol...........................
- -------
(1) Excludes as of March 31, 1996: (i) 746,997 shares of Common Stock issuable upon the exercise of outstanding stock options under the Company's 1987 Incentive Stock Plan at a weighted average exercise price of $1.61 per share; no additional stock options will be granted under the 1987 Incentive Stock Plan (see "Management--Employee Benefit Plans--1987 Incentive Stock Plan"), (ii) 67,100 shares of Common Stock reserved for issuance upon the exercise of warrants to purchase Common Stock at a weighted average exercise price of $4.65 per share (see "Description of Capital Stock-- Warrants"), and (iii) 333,334 shares of Common Stock reserved for future issuance pursuant to the Company's 1996 Stock Plan, 116,667 shares of Common Stock reserved for future issuance pursuant to the Company's Employee Stock Purchase Plan and 83,334 shares of Common Stock reserved for future issuance pursuant to the Company's 1996 Director Option Plan. See "Management--Director Compensation" and "--Employee Benefit Plans."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,          MARCH 31,
                             ----------------------------  --------------------
                               1993      1994      1995      1995       1996
                             --------  --------  --------  ---------  ---------
                                                               (UNAUDITED)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
 Revenues..................  $    881  $  3,135  $  6,494  $     549  $   2,735
 Cost of revenues..........       966     3,099     6,064        574      2,506
                             --------  --------  --------  ---------  ---------
 Gross margin..............       (85)       36       430        (25)       229
 Operating expenses:
 Research and development..       483     1,326     1,084        327        138
 Selling, general and
  administrative...........     2,100     4,503     4,740      1,090      1,328
 Interest income (expense),
  net......................        47       (28)      231         97         (1)
 Income taxes..............       --        --         31          8          5
                             --------  --------  --------  ---------  ---------
 Net loss..................  $ (2,621) $ (5,821) $ (5,194) $  (1,353) $  (1,243)
                             ========  ========  ========  =========  =========
 Pro forma net loss per
  share(1).................                      $  (0.91) $   (0.24) $   (0.22)
                                                 ========  =========  =========
 Pro forma weighted average
  shares outstanding(1)....                         5,723      5,701      5,766
                                                 ========  =========  =========

                                                MARCH 31, 1996
                                     --------------------------------------
                                                               PRO FORMA
                                      ACTUAL   PRO FORMA(2) AS ADJUSTED (3)
                                     --------  ------------ ---------------
                                                  (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
 Cash, cash equivalents and short-
  term investments.................. $  1,477    $  1,477      $ 24,857
 Working capital....................    1,882       1,882        25,262
 Total assets.......................    5,798       5,798        29,178
 Long-term debt.....................      --          --            --
 Redeemable convertible preferred
  stock.............................   13,405         --            --
 Accumulated deficit................  (23,430)    (23,430)      (23,430)
 Total stockholders' equity
  (deficit).........................  (10,588)      2,817        26,197

- -------
(1) See Note 2 of Notes to Consolidated Financial Statements--Summary of Significant Accounting Policies--Pro Forma Net Loss Per Share.
(2) Presented on a pro forma basis to give effect to the conversion of all outstanding shares of Preferred Stock into an aggregate of 5,267,313 shares of Common Stock upon completion of this offering.
(3) Presented on a pro forma basis as adjusted to give effect to the issuance of the 2,000,000 shares of Common Stock offered hereby and the receipt of the estimated net proceeds therefrom.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information presented in this Prospectus.

  Limited Operating History. The Company was formed in 1985 as In-Process Technology, Inc. and from 1985 to 1991 concentrated on developing its FTO systems and ascertaining the most commercially appropriate applications for its technology. In 1992, the Company focused its market strategy on applications involving the destruction of VOCs. To date, the Company has manufactured and sold only a limited number of its FTO systems for commercial use. Thus, the Company has a limited operating history in the VOC emissions market. There can be no assurance that the Company will be successful in implementing this strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Operating Losses and Accumulated Deficit; Uncertainty of Future Profitability. The Company had a net loss of approximately $5.2 million in 1995 and $1.2 million for the three months ended March 31, 1996, and had an accumulated deficit of approximately $23.4 million at March 31, 1996. Since 1992 when the Company restructured its operations, the Company has financed its operations primarily through private placements of equity securities totalling approximately $20.3 million and a credit facility with Cupertino National Bank of $3.0 million. The Company does not expect to be profitable unless and until sales of its FTO systems generate sufficient revenues to fund its operations. There can be no assurance that the Company will achieve such revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Uncertainty of Market Acceptance. There can be no assurance that the Company's FTO technology will receive broad market acceptance as an economically and environmentally acceptable means of destroying VOCs. Broad market acceptance of the Company's products will depend upon the Company's ability to persuade potential customers to adopt its FTO technology in place of certain, more established, competing technologies, including flame-based destruction and carbon adsorption systems. The failure of the Company to persuade potential customers to adopt its FTO technology would have a material adverse effect on the Company's business, results of operations and financial condition.

  Sensitivity to Major Projects. In 1995, two projects accounted for 59% of the Company's revenues. Although the Company is expanding the number of its customers and installations, the average size and dollar volume of each installation is increasing. As a result, the Company's results of operations are likely to continue to be dependent on major projects. Such a reliance on major orders is likely to lead to fluctuations in, and to reduce the predictability of, quarterly results. Larger projects also pose other challenges. The sales cycle for larger projects tends to be longer than for smaller projects, and, when orders are received, projects may be delayed by factors outside the Company's control, including customer budget decisions, design changes and delays in obtaining permits. Also, because the dollar volumes are larger, the costs of providing warranty services could increase. The Company's business, results of operations and financial condition could be materially adversely affected if the Company were to fail to obtain major project orders, if such orders were delayed, if installations of such systems were delayed, or if such installations encountered operating, warranty or other problems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Fluctuations in Quarterly Operating Results. The Company's quarterly revenues and operating results have varied significantly in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Such factors include general economic and industry conditions, the size and timing of individual orders, the introduction of new products or services by the Company or its competitors or the introduction of the Company's products to new markets, changes in the levels of operating expenses, including development costs, and the amount and timing of other costs relating to the expansion of the Company's operations.

  Furthermore, the purchase of the Company's products, particularly for major projects, may involve a significant commitment of capital, with the attendant delays frequently associated with large capital expenditures and authorization procedures within its customers' organization. For these and other reasons, the sales cycle for the Company's products can be lengthy (up to two years) and subject to a number of significant risks over which the Company has little or no control, including customer budgetary constraints. The Company historically has operated with little backlog because most customer orders are placed with relatively short lead times, usually from four to twenty-four weeks. Variations in the timing of recognition of specific revenues due to changes in project scope and timing may adversely and disproportionately affect the Company's operating results for a quarter because the Company establishes its expenditure levels on the basis of expected future revenues, and a significant portion of the Company's expenses do not vary with current revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Management of Growth. The Company's revenues increased from $549,000 in the three months ended March 31, 1995 to $2.7 million in the three months ended March 31, 1996. The Company's recent growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. Although it relies on subcontractors to fabricate subassemblies and to assemble and install completed systems, the Company uses its own employees to design, test and commission systems. The Company seeks to maintain engineering and design staffing levels adequate for current and near-term demand. During periods of rapid growth, such as that experienced by the Company during the last year, the Company's engineering and design personnel generally operate at full capacity. As a result, future growth, if any, is limited by the Company's ability to recruit and train additional engineering, design and project management personnel and by the ability of individual employees to manage more and larger projects. Furthermore, any failure to maintain quality or to meet customer installation schedules could damage relationships with important customers, damage the Company's reputation generally and result in contractual liabilities. The pressures of meeting increased demand may lead, and on occasions have led, to errors in manufacturing or assembly, which in turn increase manufacturing costs and decrease gross margins due to the cost of rework. The Company seeks to enforce rigorous adherence to internal operating procedures and controls, including testing of components. However, the failure of the Company to prevent such errors could have an adverse effect on the Company's ability to increase its operating margins which could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to effectively manage an expansion of its operations or that the Company's systems or controls will be adequate to support the Company's operations if expansion occurs. In such event, any failure to manage growth effectively could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Engineering and Manufacturing."

  Risks Associated with Commercialization of Technology. The Company's first commercial unit was installed in 1992, and therefore, there is limited operating history available on installed units. Furthermore, as the Company's technology has become more accepted, the Company has been selling increasingly larger systems. Larger systems are generally distinguished by the size and weight of the system and the characteristics of the waste stream flow. The operating history of the larger units is shorter, and the larger systems are generally more complex than the initial systems installed by the Company. Consequently, there can be no assurance that the performance of the Company's units will not deteriorate as the units age or that unanticipated problems will not be encountered with the larger, more complex systems. Any deterioration of the Company's units or unanticipated problems with its systems could have a material adverse effect on the Company's business, results of operations and financial condition.

  Proprietary Technology and Unpredictability of Patent Protection. The Company relies on patents, trade secrets and proprietary know-how, which it seeks to protect, in part, through appropriate confidentiality and proprietary information agreements with its strategic partners, employees and consultants. There can be no assurance that the proprietary information or confidentiality agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known to or be independently developed by others.

  There can be no assurance that any patents from pending patent applications or from any future patent applications will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Since patent applications are secret until patents are issued in the United States or corresponding applications are published in international countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it was the first to make the inventions covered by each of its pending patent applications or that it was the first to file patent applications for such inventions. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. Furthermore, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to the Company, may also be necessary to enforce patent or other intellectual property rights of the Company or to determine the scope and validity of other parties' proprietary rights. There can be no assurance that the Company will have the financial resources to defend its patents from infringement or claims of invalidity. It is also possible that the Company may need to acquire licenses to, or contest the validity of, issued or pending patents of third parties relating to the Company's technology. There can be no assurance that any of such licenses would be made available to the Company on acceptable terms, if at all, or that if the Company were to contest the validity of any issued or pending patents, it would prevail. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on its patents or in bringing suits against third parties. See "Business--Intellectual Property."

  Uncertainty of Regulatory Acceptance. The Company's customers are required to comply with environmental laws and regulations in the United States and elsewhere which limit the emission of VOCs and other chemicals. Such environmental laws and regulations also restrict the methods which companies may use to reduce or eliminate toxic emissions and often require the permitting of emission control equipment. The Company believes that its FTO technology does not come under the United States Environmental Protection Agency's ("EPA") current definitions of incineration. Classification as an incineration technology could significantly increase the length of time and cost of the permitting process for customers because of the requirement for a public hearing, especially where community sentiment is opposed to incineration technology. There can be no assurance that the EPA will not classify the Company's FTO technology as an incineration technology in the future or that there will not be other federal, state or foreign regulatory developments that increase the regulatory burden on the Company's customers, including requirements for more extensive permitting, in order to utilize the Company's systems. A lengthier permitting process could reduce the competitive advantages of the Company's technology and materially adversely affect the Company's business, results of operations and financial condition. In addition, the level of enforcement activities by environmental protection agencies and changes in laws and regulations will also affect demand for the Company's systems. To the extent that certain VOCs are banned or lower cost substitutes that are not subject to regulation are developed for some or all of the VOCs currently generated in the Company's markets, such bans or developments could materially adversely affect the demand for the Company's systems. To the extent that the burdens of complying with such environmental laws and regulations may be eased, the demand for the Company's systems could be materially adversely affected. In addition, the existence of environmental regulations and the level of enforcement vary by country and may affect the Company's ability to sell its systems outside the United States. See "Business--The Thermatrix System" and "--Environmental Matters."

  Competition. The Company currently competes primarily with suppliers of flame-based thermal oxidation systems, carbon adsorption systems and scrubbing systems. Within each of these categories, the systems are generally undifferentiated and characterized by commodity pricing. The Company believes the major considerations in selecting industrial VOC control systems are: safety; capital, operating and maintenance costs; ease of permitting; process stream characteristics; unit location and on-line reliability. Although the Company believes its FTO technology competes favorably with respect to these factors, many of the competing technologies have certain advantages because they have been in use for over thirty years. These competing technologies are familiar and predictable to companies requiring VOC controls and to regulators, and they are available from and promoted by a large number of suppliers. Many of the Company's competitors have substantially greater financial resources, operating experience and market presence than the Company. As a result, they may be able to respond more quickly to changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. Competitors could potentially reduce prices or adopt other strategies to compete with the Company. There is no assurance that the Company's existing competitors or new market entrants will not develop new technologies or modifications to existing technologies that are superior to or more cost-effective than the Company's FTO technology. Increased competition could result in price reductions and reduced gross margins and could limit the Company's market share. There can be no assurance that the Company will compete successfully with existing or new competitors or that competitive pressures faced by the Company would not materially adversely affect its business, results of operations and financial condition. See "Business-- Competition."

  Dependence on Key Personnel. The Company's success depends to a significant extent upon its executive officers, particularly its Chairman, President and Chief Executive Officer, John T. Schofield, and key engineering, sales, marketing, financial and technical personnel. Employees may voluntarily terminate their employment with the Company at any time, and none of the Company's employees is subject to any term employment contract with the Company. Because the Company is still at an early stage of growth, the Company has limited personnel resources available to address the different activities in its business. The loss of the services of one or more of the Company's key employees could have a material adverse effect on the Company's business, results of operations and financial condition. The Company maintains key employee life insurance on the life of John T. Schofield in the amount of $2,000,000. There can be no assurance that such amount will be sufficient to compensate the Company for the loss of the services of such individual.

  The Company also believes that its future success will depend in large part upon its ability to attract and retain additional highly skilled personnel, particularly design and process engineers. Because of the technical sophistication of the Company's systems and the sophisticated engineering software utilized by the Company, design and process engineers who join the Company generally are required to have advanced technical knowledge and significant training to perform efficiently and productively. The availability of such personnel is limited, and the Company has at times experienced difficulty in locating new employees with the requisite level of expertise and experience. There can be no assurance that the Company will be successful in retaining its existing key personnel or in attracting and retaining the personnel it requires in the future. See "Business--Employees" and "Management."

  Risks Associated With Development Programs. In addition to its core industrial VOC emissions control business, the Company has embarked on a strategy of working with strategic partners to evaluate the feasibility of applying the Company's FTO technology for other uses. In collaboration with strategic partners, the Company will begin tests in 1996 involving chemical weapons destruction, radioactive mixed waste treatment and diesel emission control. The engineering challenges involved in treating chemical warfare agents, radioactive mixed wastes and diesel emissions are different in a number of respects from the conditions in which the Thermatrix system has been used in the past, and there can be no assurance that the Thermatrix technology will prove successful in any of these new applications. Moreover, the Company's extensive database of test results which it uses to design systems for individual installations may not be relevant to these new applications. If early tests of any of these new applications are positive, the Company may need to engage in extensive and costly applications development and engineering in order to commercialize its system for such use, and there can be no assurance as to the success of any such effort. See "Business--Potential Applications Under Development."

  Dependence on the Reliability and Performance of Subcontractors. The Company relies on subcontractors to build system components and to assemble and install systems. The Company's ability to deliver high quality systems on time will depend upon the reliability and performance of its subcontractors. The failure of a subcontractor to meet delivery schedules could cause the Company to default on its obligations to its customers, which could materially adversely affect the Company's reputation, business, results of operations and financial condition. In addition, the Company's reliance on subcontractors for manufacturing, assembly and installation places a significant part of the Company's quality control responsibilities on these subcontractors. There can be no assurance that the Company will be able to continue to contract for the level of quality control required by the Company's customers. The failure to provide such quality control could result in manufacturing and installation delays which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Engineering and Manufacturing."

  Control by Management and Affiliates. Upon the closing of this offering, the Company's executive officers and directors, together with entities affiliated with them, will beneficially own approximately 39.2% (37.7% if the Underwriters' over-allotment option is exercised in full) of the outstanding Common Stock, including warrants and options held by them that are exercisable within 60 days of March 31, 1996. As a result, these stockholders will be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and the approval of material corporate matters such as change of control transactions. The effects of such control could be to delay or prevent a change of control of the Company unless the terms are approved by such stockholders. See "Principal Stockholders."

  Possible Product Liability. The Company's FTO systems are designed to destroy VOCs, which are highly toxic and flammable. If the Company's systems are improperly designed or operated outside of design parameters and operating instructions provided by the Company, there is a risk of system failure or release of VOCs, which could require the Company to defend itself against a product liability or personal injury claim. Although the Company has product liability and commercial general liability insurance in scope and amount which it believes to be sufficient for the conduct of its business, there can be no assurance that such insurance will cover or be adequate to cover such claims. In addition, the Company's general liability insurance is subject to coverage limits and excludes coverage for losses or liabilities relating to environmental damage or pollution. Accordingly, the Company's efforts to defend itself against such claims could have a material adverse effect on the Company's business, results of operations and financial condition.

  Dependence on Customer Information. The Company is highly dependent upon information provided by its customers concerning the type, volume and flow rate of VOC emissions to be treated by the Company's systems. If the customer's information is inaccurate, a malfunction in the Company's FTO system could occur, resulting in damage to the customer's facilities or personal injury. In addition, incorrect information could cause delays in the design, manufacture and installation of the customer's system. Through no fault of its own, the Company could then be held liable for damages resulting from such malfunction or delay. Any of these factors could have a material adverse effect on the Company's business, results of operations and financial condition.

  Potential Environmental Liability. Although the Company does not believe that its activities would directly expose it to liabilities under local, state or federal environmental laws and regulations, if the Company were to improperly design, manufacture or test its systems or fail to properly train its customer's employees in the operation of the systems, it could be exposed to possible liability for investigation and clean-up costs under such environmental laws. Although the Company does not currently lease its systems to customers or operate the systems on behalf of its customers, if it were to do so in the future, the Company could be liable under environmental laws for any releases of hazardous substances.

  The Company generally conducts performance tests on its systems at its customers' facilities. However, in the future the Company may perform prototype testing in its own facilities. If such testing were to involve hazardous substances, it could subject the Company to liability under environmental laws and regulations.

  The Company could also be exposed to possible liability under environmental laws for violations of those requirements applicable to the generation, storage, treatment and disposal of hazardous waste. Under some environmental laws and various theories of tort and contract law, it is also possible that the Company could be liable for damages to its customers and third parties resulting from the actions of its customers or arising from the failure or malfunction, or the design, construction or operation of, the Company's FTO systems or products, even if the Company were not at fault. The Company's general liability insurance is subject to coverage limits and generally excludes coverage for losses or liabilities relating to or arising out of environmental damage or pollution. The Company's business, results of operations and financial condition could be materially adversely affected by an uninsured or partially insured claim. See "Business--Environmental Matters."

  Money-back Guarantee. The Company currently offers certain of its customers a money-back guarantee should the Company's FTO system fail to meet its performance criteria on start-up. Although to date the Company's FTO systems have met or exceeded performance specifications, and no money-back guarantees have been sought, there can be no assurance that the Company will meet performance specifications in the future or that customers will not seek the money-back guarantee. If a customer were to seek the money-back guarantee, the Company could be required to refund such customer's deposits, may not be able to recover all of its manufacturing costs and would not realize the revenue and profits recorded on such orders. Based upon the Company's prior experience, the Company does not maintain any reserves for potential claims under these money-back guarantees. Any claims under money-back guarantees could materially adversely affect the Company's cash flow and reputation and thereby have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Sales and Marketing."

  Risks Associated with Fixed Price Contracts. A majority of the Company's contracts are performed using "fixed-price" rather than "cost-plus" terms. Under fixed-price terms, the Company quotes firm prices to its customers and bears the full risk of cost overruns caused by estimates that differ from actual costs incurred or manufacturing delays during the course of the contract. Some costs, including component costs, are beyond the Company's control and may be difficult to predict. If manufacturing or installation costs for a particular project exceed anticipated levels, gross margins would be materially adversely affected, and the Company could experience losses. In addition, the manufacturing process may be subject to significant change orders. However, the cost of these change orders may not be negotiated until after the system is installed. The failure of the Company to recover the full cost of these change orders could materially adversely affect gross margins and also cause the Company to experience losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


  Risks Associated with International Operations and Sales. The Company plans to increase its revenues, in part, through an expansion of its overseas operations. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, trade restrictions, changes in tariffs, difficulties in staffing, the transport of machinery, managing international operations and other factors. Regulatory compliance requirements differ among foreign countries and are also different from those established in the United States. If the Company's customers are unable to obtain the necessary foreign regulatory approvals on a timely basis, the Company's international sales, and thereby its business, results of operations and financial condition, could be materially adversely affected. Additionally, the Company's business, results of operations and financial condition may be materially adversely affected by fluctuations in currency exchange rates as well as increases in duty rates, difficulties in obtaining export licenses, ability to maintain or increase prices and competition. The Company denominates international sales in either United States dollars or local currencies. Sales in Europe have been primarily denominated in pounds sterling. Since the bulk of expenses in connection with international contracts are often incurred in United States dollars, there can be a short-term exchange risk created. If the Company has significant international sales in the future denominated in foreign currencies, the Company may purchase hedging instruments to mitigate the exchange risk on these contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

  Effect of Anti-Takeover Provisions. Upon the closing of this offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of undesignated preferred stock and to determine the price, rights, conversion ratios, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be materially adversely affected by, the rights, including economic rights, of the holders of any shares of preferred stock, including a material adverse effect on the market value of the Common Stock. Any such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Furthermore, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law that prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of Section 203 and certain provisions of the Restated Certificate of Incorporation to be filed upon the closing of this offering could also have the effect of delaying or preventing a change of control of the Company, which could materially adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock-- Certain Provisions of the Restated Certificate of Incorporation and the Restated ByLaws" and "--Certain Provisions of Delaware Law."

  Shares Eligible for Future Sales; Registration Rights. Sales of a substantial number of shares of Common Stock in the public market following this offering could materially adversely affect the market price for the Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act") and lock-up agreements entered into by the Company, certain of its employees, directors and other principal stockholders, under which the holders of such shares and options to purchase such shares have agreed not to sell or otherwise dispose of any of their shares or options for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives. However, the Representatives may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. The Representatives do not presently intend to release any of the shares subject to lock-up agreements and generally grant requests for waivers only in limited circumstances. As a result of these restrictions, based on shares outstanding and options granted as of March 31, 1996, the following shares of Common Stock will be eligible for future sale: on the date of this Prospectus, 65,917 shares in addition to the shares offered hereby; an additional 4,667 shares will be eligible for sale 90 days after the date of this Prospectus; an additional 4,918,456 shares will be eligible for sale 180 days after the date of this Prospectus. In addition, the Company intends to register on a registration statement on Form S-8, after the effective date of this offering, a total of 1,280,332 shares of Common Stock subject to outstanding options or reserved for issuance under the Company's 1987 Incentive Stock Plan, as amended, 1996 Stock Plan, 1996 Director Option Plan and Employee Stock Purchase Plan. Upon expiration of the lock-up agreements referred to above, holders of approximately 5,267,828 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

  Absence of Public Market; Possible Volatility of Share Price. Prior to this offering, there has been no public market for the Company's Common Stock. Although the shares have been approved for trading on the Nasdaq National Market and each of the Representatives has advised the Company that it intends to make a market in the Company's Common Stock following completion of this offering, there can be no assurance that the Representatives will continue to be market makers, that an active trading market will develop or be sustained or that shares of the Common Stock may be resold at or above the initial public offering price. The initial public offering price of the Common Stock has been determined based on negotiations between the Company and the Representatives of the Underwriters. See "Underwriting." There has been a history of volatility in the market prices for securities of emerging growth companies and environmental technology companies such as the Company. Factors such as announcements of technological developments, sales of competing VOC treatment systems, government regulatory action, public concern as to the safety of systems developed by the Company, patent or proprietary rights developments and market conditions in general could have a material adverse effect on the future market price of the Common Stock.

  Immediate and Substantial Dilution. Purchasers of shares of Common Stock in this offering will experience immediate and substantial dilution in pro forma net tangible book value of $9.50 per share. Additional dilution will occur upon exercise of outstanding stock options and warrants and may occur if the Company issues additional equity securities in the future. See "Dilution."

  No Dividends. Prior to this offering, the Company has not paid any dividends. The Company intends to retain future earnings for use in its business, and therefore does not anticipate paying dividends in the future. Furthermore, there can be no assurance that the Company will ever pay dividends. See "Dividend Policy."

  Limitation on Utilization of Net Operating Loss Carryforwards. The Company has incurred net operating losses since its inception and, as of March 31, 1996, had a cumulative net operating loss of approximately $22.4 million for federal income tax purposes and $13.1 million for state income tax purposes. The sale of stock pursuant to this offering, together with sales of equity securities within the past three years, will effect a change in control for taxation purposes. As a result, the utilization of the net operating losses will be subject to annual limitations. The Company's future utilization of net operating loss carryforwards for federal and state income tax purposes will depend upon the Company's ability to generate profitable results of operations during the relevant tax periods. There can be no assurance that the Company will be able to utilize its net operating loss carryforwards. See Note 9 of Notes to Consolidated Financial Statements.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock being offered hereby, after deducting the underwriting discount and other offering expenses payable by the Company in connection with this offering, are estimated to be approximately $23,380,000 (approximately $27,007,000 if the Underwriters' over-allotment option is exercised in full).

  The Company intends to use the net proceeds of this offering for working capital, the repayment of short-term borrowings under its line of credit, the purchase of capital equipment and for general corporate purposes, including development of strategic alliances and strategic joint ventures to pursue new applications of the technology.

  Pending such uses, the Company intends to invest the net proceeds of this offering in short-term investment-grade securities primarily with maturities of one year or less. The Company believes that the net proceeds of this offering will be sufficient to finance its working capital and other capital requirements through 1997.

                                DIVIDEND POLICY

  The Company has never declared or paid dividends on its Common Stock or Preferred Stock. The Company currently intends to retain earnings to finance the growth and development of its business and does not anticipate paying dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors.

                                   DILUTION

  The pro forma net tangible book value of the Company's Common Stock as of March 31, 1996 was $2,480,000, or $0.46 per share. The "pro forma net tangible book value" per share represents the amount of total tangible assets of the Company less total liabilities, divided by 5,396,671, the number of shares of Common Stock outstanding after giving effect to the conversion of all outstanding shares of Preferred Stock into 5,267,313 shares of Common Stock. After giving effect to the sale of 2,000,000 shares of Common Stock offered hereby at an assumed public offering price of $13.00 per share and receipt of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $25,860,000 or $3.50 per share. This represents an immediate increase in pro forma net tangible book value of $3.04 per share to existing stockholders and an immediate dilution of $9.50 per share to new investors purchasing shares in this offering.

  The following table illustrates the dilution per share as described above:

   Assumed public offering price..................................       $13.00
     Pro forma net tangible book value before offering............ $0.46
     Increase attributable to new investors.......................  3.04
                                                                   -----
   Pro forma net tangible book value after offering...............         3.50
                                                                         ------
   Dilution to new investors......................................       $ 9.50
                                                                         ======


  If the underwriters' over-allotment option is exercised in full, the pro forma net tangible book value will be $3.83 per share, resulting in dilution to investors in this offering of $9.17 per share.

  The following table summarizes, on a pro forma basis as of March 31, 1996, the number of shares purchased from the Company, the total cash consideration paid and the average cash price per share for the existing stockholders and the new investors, before deductions of the underwriting discount and estimated offering expenses:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
Existing stockholders........... 5,396,671   73.0% $12,301,000   32.1%  $ 2.28
New investors................... 2,000,000   27.0%  26,000,000   67.9%   13.00
                                 ---------  -----  -----------  -----
  Total......................... 7,396,671  100.0% $38,301,000  100.0%
                                 =========  =====  ===========  =====

  At March 31, 1996, there were options and warrants outstanding to purchase 814,097 shares of Common Stock at a weighted average exercise price of $1.86 per share. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors.

                                CAPITALIZATION

  The following table sets forth the actual and pro forma capitalization of the Company as of March 31, 1996, and the pro forma capitalization as adjusted to give effect to the sale of the 2,000,000 shares of Common Stock offered hereby and receipt of the net proceeds therefrom. The pro forma capitalization gives effect to the conversion of all outstanding shares of Preferred Stock into an aggregate of 5,267,313 shares of Common Stock upon completion of this offering.

                                                        MARCH 31, 1996
                                                --------------------------------
                                                 ACTUAL   PRO FORMA  AS ADJUSTED
                                                --------  ---------  -----------
                                                        (IN THOUSANDS)
Long-term debt................................. $    --   $    --      $   --
                                                --------  --------     -------
Redeemable convertible Series D preferred
 stock(1)...................................... $ 13,405  $    --      $   --
                                                --------  --------     -------
Stockholders' equity (deficit):
  Convertible preferred stock; $0.001 par
   value, 7,744,766 shares authorized;
   5,000,000 shares authorized pro forma;
   2,554,631 shares issued and outstanding; no
   shares outstanding pro forma and as
   adjusted....................................    9,304       --          --
  Common stock, $0.001 par value, 40,000,000
   shares authorized; 50,000,000 shares
   authorized pro forma; 129,358 shares issued
   and outstanding; 5,396,671 shares issued and
   outstanding pro forma; and 7,396,671 shares
   issued and outstanding as adjusted(2).......      --          5           7
  Additional paid-in capital...................    3,538    26,242      49,620
  Accumulated deficit..........................  (23,430)  (23,430)    (23,430)
                                                --------  --------     -------
  Total stockholders' equity (deficit).........  (10,588)    2,817      26,197
                                                --------  --------     -------
  Total capitalization......................... $  2,817  $  2,817     $26,197
                                                ========  ========     =======

- --------
(1) See Note 6 of Notes to Consolidated Financial Statements.
(2) Excludes 814,097 shares of Common Stock issuable upon the exercise of outstanding options and warrants at a weighted average exercise price of $1.86 per share.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data set forth below with respect to the Company's statements of operations for each of the three years in the period ended December 31, 1995 and with respect to the Company's balance sheets as of December 31, 1994 and 1995 are derived from the financial statements of the Company that have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1991 and 1992 and the balance sheet data as of December 31, 1991, 1992 and 1993 are derived from audited financial statements not included in this Prospectus. The unaudited balance sheet data as of March 31, 1996 and the unaudited statement of operations data for the three months ended March 31, 1995 and 1996 have been prepared on a basis substantially consistent with the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Results for the three months ended March 31, 1996 are not necessarily indicative of the results expected for 1996. These data should be read in conjunction with the Company's financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                            THREE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,                     MARCH 31,
                          ------------------------------------------------  --------------------
                          1991(1)   1992(1)     1993      1994      1995      1995       1996
                          --------  --------  --------  --------  --------  ---------  ---------
                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)            (UNAUDITED)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
 Revenues...............  $    264  $  1,041  $    881  $  3,135  $  6,494  $     549  $   2,735
 Cost of revenues.......       637       937       966     3,099     6,064        574      2,506
                          --------  --------  --------  --------  --------  ---------  ---------
 Gross margin...........      (373)      104       (85)       36       430        (25)       229
                          --------  --------  --------  --------  --------  ---------  ---------
 Operating expenses:
 Research and
  development...........       545       414       483     1,326     1,084        327        138
 Selling, general and
  administrative........     1,504     1,290     2,100     4,503     4,740      1,090      1,328
                          --------  --------  --------  --------  --------  ---------  ---------
 Total operating
  expenses..............     2,049     1,704     2,583     5,829     5,824      1,417      1,466
                          --------  --------  --------  --------  --------  ---------  ---------
 Loss from operations...    (2,422)   (1,600)   (2,668)   (5,793)   (5,394)    (1,442)    (1,237)
 Interest income
  (expense), net........       (27)     (151)       47       (28)      231         97         (1)
 Income taxes...........       --        --        --        --         31          8          5
                          --------  --------  --------  --------  --------  ---------  ---------
 Net loss...............  $ (2,449) $ (1,751) $ (2,621) $ (5,821) $ (5,194) $  (1,353) $  (1,243)
                          ========  ========  ========  ========  ========  =========  =========
 Pro forma net loss per
  share(2)..............                                          $  (0.91) $   (0.24) $   (0.22)
                                                                  ========  =========  =========
 Pro forma weighted
  average shares
  outstanding(2)........                                             5,723      5,701      5,766
                                                                  ========  =========  =========

                                      DECEMBER 31,                     MARCH 31, 1996
                         -------------------------------------------  -----------------
                                                                                 PRO
                         1991(1)  1992(1)   1993     1994     1995    ACTUAL   FORMA(3)
                         -------  -------  -------  -------  -------  -------  --------
                                                                        (UNAUDITED)
CONSOLIDATED BALANCE
 SHEET DATA:
 Cash, cash equivalents
  and short-term
  investments........... $   58   $  494   $ 1,730  $ 6,930  $   981  $ 1,477  $ 1,477
 Working capital........   (904)     339     1,398    6,637    1,135    1,882    1,882
 Total assets...........    549      999     2,072    9,223    4,228    5,798    5,798
 Long-term debt.........     25      --        --       --       --       --       --
 Redeemable convertible
  preferred stock.......    --       --        --    11,321   11,321   13,405      --
 Accumulated deficit.... (6,801)  (8,551)  (11,172) (16,993) (22,187) (23,430) (23,430)
 Total stockholders'
  equity (deficit)......   (929)     419     1,611   (4,209)  (9,345) (10,588)   2,817

- --------
(1)Financial information for 1991 and through July 7, 1992 reflects the Company's operations as In-Process Technology, Inc. before the Company changed its name to Thermatrix Inc. and focused its market strategy on applications involving the destruction of VOCs.
(2)See Note 2 of Notes to Consolidated Financial Statements--Summary of Significant Accounting Policies--Pro Forma Net Loss Per Share.
(3)Presented on a pro forma basis to give effect to the conversion of all outstanding shares of Preferred Stock into an aggregate of 5,267,313 shares of Common Stock upon completion of this offering.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

  Thermatrix Inc. is an environmental technology company engaged in the development, manufacture and sale of innovative, proprietary industrial process equipment for the destruction of volatile organic compounds and hazardous air pollutants (collectively, "VOCs"). The core component of the Company's technology is its proprietary flameless thermal oxidizer. The Company sells its flameless thermal oxidizer as a stand-alone unit or as an integrated system.

  The Company was founded in 1985 as In-Process Technology, Inc. ("IPT") to advance the research, development and commercialization of an innovative flameless thermal oxidation ("FTO") technology which had been invented at the DOE's Lawrence Livermore National Laboratory in the early 1980s as part of a research program to find ways to extract energy from oil shale. In 1985, IPT acquired all intellectual property rights to this technology and, until 1992, concentrated on developing the technology and explored various commercial applications, including the manufacture of energy-efficient burners, process heaters, boilers and VOC control equipment. However, the Company's efforts did not result in successful commercialization of products and by 1992 the Company had substantially exhausted its capital resources. In July 1992, the Company restructured its operations, installed new senior management, changed its name to Thermatrix Inc. and focused exclusively on applications for its technology as a flameless thermal destruction process for the treatment of VOCs. Pursuant to this restructuring, the Company closed certain facilities, wrote off fixed assets and relocated its operations to San Jose, California.

  Between July 1992 and the end of 1993, the Company devoted its activities primarily to developing prototype systems for the industrial VOC market and to expanding the FTO system capabilities to treat higher air flow rates and concentrations. In 1994, the Company began full commercialization of its technology, with sales of VOC treatment systems to the petroleum and chemical/petrochemical industries and for soil and groundwater remediation. In conjunction with the full commercialization of its technology, the Company increased its sales, engineering and management personnel and, in April 1994, opened an office in London to pursue international market opportunities. In 1994, the Company also began developing systems for the treatment of chlorinated and sulfonated VOC streams. In 1995, the Company continued to expand its customer base and to sell systems for proven applications. In addition, the Company began to develop new applications to treat fluorinated compounds and soils contaminated with polychlorinated biphenyls ("PCBs").

  Since 1992, revenues have been derived primarily from contracts to develop and manufacture FTO systems for the treatment of VOCs. In general, the Company pursues new market applications to control industrial VOC emissions by collaborating with a strategic customer in the particular market area. Under these collaborative arrangements, the customer's engineers and other technical personnel work closely with the Company to design and develop an industry- and application-specific system. The Company prices these initial installations at or near the Company's estimated cost. As a consequence, such applications development projects generate little or no gross margins. This allows the Company to recover the costs of its application development efforts while establishing the acceptance of the Company's technology with market leader customers. The Company believes these collaborative efforts will continue to be important to its success, and the Company intends to continue to develop applications for its technology utilizing these collaborative relationships in the future. Systems for established applications are priced higher, can generally be produced at lower cost and have higher gross margins. The Company principally uses the percentage-of-completion method of accounting to recognize contract revenues. Losses on contracts are charged to cost of revenues as soon as such losses become known. The cost of performing applications development work in conjunction with a project is included in the cost of revenues in the Company's financial statements.

  The Company's core technology has been successfully commercialized in the industrial VOC control market for applications in the petroleum, chemical/petrochemical, pharmaceutical and pulp and paper industries, and for soil and groundwater remediation. The Company will seek to expand into additional segments of the industrial VOC control market. Because the Company's technology has been commercialized, the Company does not expect that costs associated with further research and development of its core FTO technology for the industrial VOC control market will be material to the Company's results of operations.

  In addition to its current market for industrial VOC emission controls, the Company is currently working with strategic partners to evaluate the feasibility of applying the Company's technology to other markets. The Company has agreed to supply a demonstration system to the United Kingdom's Chemical and Biological Defence Establishment to test the Company's system for the destruction of chemical warfare agents. The Company has also entered into an agreement with ThermoChem, Inc. to explore the commercialization of a system to treat mixed wastes and is collaborating with a leading supplier of automotive and aerospace components to test the feasibility of the Company's system to treat emissions from diesel engines. The strategic partners generally share some, but not all, of the evaluation costs. Expenses incurred by the Company, primarily labor costs, are generally recorded as research and development expenses. To the extent such research and development expenses are reimbursed by the strategic partner, these amounts are reflected as a reduction of research and development expenses. If evaluation costs are reimbursed under the terms of a purchase contract, these amounts are reflected as cost of revenues. In addition, the Company, in some cases, may provide an evaluation system to the strategic partner. Such costs are capitalized and amortized over the estimated useful life of the evaluation system. Currently, expenses incurred by the Company for these recent development programs have not been material. However, if the early tests in any of these new applications are positive, the Company may need to engage in extensive and costly applications development and engineering in order to commercialize its technology for such use. There can be no assurance as to the outcome of such evaluation programs or, if initiated, the outcome of any such applications development and engineering effort. See "Business--Potential Applications Under Development."

  As of March 31, 1996, the Company had a number of projects underway in the industrial VOC control market, including five projects ranging in value from $1.0 million to $3.1 million. The largest project is substantially complete and the rest of these projects are scheduled to be completed in 1996. Although the Company is expanding the number of its customers and installations, the average size and dollar value of each installation is increasing. As a result, the Company's results of operations are likely to be dependent on major projects. Such a reliance on major orders is likely to lead to fluctuations in, and to reduce the predictability of, quarterly results.

  The Company denominates international sales in either United States dollars or local currencies. Sales in Europe have been primarily denominated in pounds sterling. Since the bulk of expenses in connection with international contracts are often incurred in United States dollars, there is a short-term exchange risk created. If the Company has significant international sales in the future denominated in foreign currencies, the Company may purchase hedging instruments to mitigate the exchange risk on these contracts.

  In April 1996, the Company acquired from Purus, Inc. its PADRE technology, which is a process used to capture and recover very low concentration VOCs from low to medium flow vapor streams. The PADRE technology was acquired from Purus, Inc. as a fully developed technology and commercial units of the PADRE system have been sold. Therefore, the Company does not expect to incur material research and development costs in connection with the manufacture and sale of stand-alone PADRE units. Sales of PADRE units are subject to a 7% royalty payable to Purus, Inc. See Note 4 of Notes to Consolidated Financial Statements.

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The disclosure requirements of SFAS No. 123 are effective as of the beginning of the Company's 1996 fiscal year. The Company does not expect the new pronouncement to have an impact on its results of operations since the intrinsic value-based method prescribed by APB Opinion No. 25 and also allowed by SFAS No. 123 will continue to be used for the valuation of stock-based compensation plans.

RESULTS OF OPERATIONS

 Fiscal years Ended December 31, 1993, 1994 and 1995

  Revenues in 1993 were $881,000. One customer accounted for 81% of 1993 revenues, which related to a prototype installation that demonstrated the scalability of the Company's system from 100 standard cubic feet per minute ("scfm") to 6,500 scfm. Revenues grew from $881,000 in 1993 to $3.1 million in 1994, with four customers accounting for 29%, 21%, 20% and 11% of revenues. This increase in revenues resulted from installations in the petroleum and chemical/petrochemical industries, and for soil and groundwater remediation. Revenues grew from $3.1 million in 1994 to $6.5 million in 1995, with two customers accounting for 41% and 18% of revenues. The increase in revenues from 1994 to 1995 represented follow-on sales in the petroleum and chemical/petrochemical industries and for soil and groundwater remediation as well as systems installed in new industrial applications involving the treatment of sulfonated and fluorinated compounds and PCB contaminated soil.

  Cost of revenues in 1993 was $966,000, which primarily consisted of applications engineering and development costs of the Company's prototype installation to scale up the Company's system. Cost of revenues increased from $966,000 in 1993 to $3.1 million in 1994. This increase is attributable primarily to increases in the number and size of systems installed and in part to applications engineering and development costs associated with building and installing systems for new market applications. Cost of revenues increased from $3.1 million in 1994 to $6.1 million in 1995. This increase is attributable primarily to further increases in the number and size of systems installed and in part to initial applications development and first-time engineering for new applications dealing with sulfonated and fluorinated compounds. In addition, the Company hired additional mechanical design, process design and instrumentation and control engineers in anticipation of increases in future business. As a result of training costs associated with familiarizing these new hires with the Company's FTO technology, these individuals were not fully engaged in revenue-producing projects during 1995, which also contributed to the increase in cost of revenues.

  Research and development expenses include applications engineering expenses not chargeable to specific customer projects, as well as the cost of patent activities. Research and development expenses increased from $483,000 in 1993 to $1.3 million in 1994, which primarily reflects prototype engineering and development costs for dealing with sulfonated compounds and the Company's efforts to increase the size of its systems to accommodate air flows of up to 15,000 scfm from 6,500 scfm. Research and development spending declined to $1.1 million in 1995. This reduction reflects the Company's success in developing collaborative efforts with its industrial customers, thereby reducing its own independent expenditures for applications development.

  Selling, general and administrative expenses increased from $2.1 million in 1993 to $4.5 million in 1994, primarily as a result of increases in the number of sales and management personnel and costs associated with financing activities, the opening of a London sales office in April 1994 and the installation of a new accounting system to handle both commercial and government contract accounting. Selling, general and administrative expenses grew from $4.5 million in 1994 to $4.7 million in 1995.

  Interest income and expense was not significant in 1993 and 1994. Interest income was $231,000 in 1995 resulting from the investment of the net proceeds of an equity private placement in November 1994.

 Three Months Ended March 31, 1995 and 1996

  Revenues increased from $549,000 in the three months ended March 31, 1995 to $2.7 million in the three months ended March 31, 1996, with three customers accounting for 29%, 13% and 13% of revenues. Revenues in the three months ended March 31, 1996 resulted primarily from contracts with customers in the chemical/petrochemical industry, continuation of a contract for application of the Company's technology to fluorinated compounds, the first conversion of the Company's system to metric standards for a European customer, completion of a system for handling air streams containing hydrogen, the completion of a transportable system for remediation applications and the Company's first PADRE system sale. Initial work was also started on an application for the treatment of VOCs from medical sterilization.

  The contracts for fluorinated and hydrogen-bearing fume streams and the first conversion to metric standards all represented initial development efforts. Gross margins on these contracts were small due to first-time engineering costs and the nature of the collaborative arrangements on these initial applications. The improvement in gross margin from the three months ended March 31, 1995 to the three months ended March 31, 1996 reflects repeat sales of systems for established applications.

  Research and development expenses decreased from $327,000 in the three months ended March 31, 1995 to $138,000 in the three months ended March 31, 1996. The Company's research and development expenses in 1995 were primarily attributable to significant independent investment by the Company in the prototype design of a system to handle sulfonated compounds. The decrease in research and development expenses from the three months ended March 31, 1995 to the three months ended March 31, 1996 resulted primarily from the Company's ability to develop more collaborative efforts with its industrial customers and a reduced need for its own independent development expenditures.

  Selling, general and administrative expenses increased from $1.1 million in the three months ended March 31, 1995 to $1.3 million in the three months ended March 31, 1996 primarily as a result of increased sales commissions resulting from increased system sales. A majority of selling expenses relates to bid and proposal activities relating to potential orders for future periods.

  Interest income of $97,000 in the three months ended March 31, 1995 was earned on the net proceeds of an equity private placement in November 1994. Net interest expense of $1,000 in the three months ended March 31, 1996 reflects interest income from much lower average cash balances than in the same period in 1995 net of interest expense associated with commitment fees for the Company's credit facility.

  The Company's quarterly revenues and operating results have varied significantly in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Such factors include general economic and industry conditions, the size and timing of individual orders, the introduction of new products or services by the Company or its competitors or the introduction of the Company's products to new markets, changes in the levels of operating expenses, including development costs, and the amount and timing of other costs relating to the expansion of the Company's operations.

  Furthermore, the purchase of the Company's products, particularly for major projects, may involve a significant commitment of capital, with the attendant delays frequently associated with large capital expenditures and authorization procedures within its customers' organization. For these and other reasons, the sales cycles for the Company's products are typically lengthy and subject to a number of significant risks over which the Company has little or no control, including customer budgetary constraints. The Company historically has operated with little backlog because most customer orders are placed with relatively short lead times, usually from four to twenty-four weeks. Variations in the timing of recognition of specific revenues may adversely and disproportionately affect the Company's operating results for a quarter because the Company establishes its expenditure levels on the basis of expected future revenues, and a significant portion of the Company's expenses do not vary with current revenues. Accordingly, the Company believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as indicative of future performance.

LIQUIDITY AND CAPITAL RESOURCES

  In connection with the Company's restructuring of its operations in 1992, the Company raised $273,000 of cash and converted $2.8 million of outstanding debt into a total of 1,035,129 shares of Series B Preferred Stock at $3.00 per share. The cash raised in this financing was used to hire key individuals in operations and build the first of the new systems directed towards VOC treatment.

  In April 1993, the Company sold 507,541 shares of Series C Preferred Stock at $7.50 per share. The $3.8 million raised was used to undertake new prototype development projects, hire key operations and management personnel to build its infrastructure, fund the effort necessary to scale up the size of its systems, and add the sales, bid and proposal and independent representative network needed to move the Company toward full commercialization of its systems.

  In November 1994, the Company sold 1,614,284 shares of Series D Preferred Stock at $7.50 per share to new and existing investors in exchange for cash and conversion of debt for aggregate net proceeds of $11.3 million. The cash raised was used for working capital, additional personnel in engineering and project management, capital equipment and expenses to provide demonstrations of the Company's systems for many new applications and continued expansion of the Company's presence domestically and overseas.

  In February 1996, the Company sold 284,594 additional shares of its Series D Preferred Stock at $7.50 per share to existing investors for net cash of $2.1 million. At the same time, the Company entered into a loan and security agreement with Cupertino National Bank, which provides for either a bridge financing of up to $3.0 million or a revolving line of credit in the amount of $3.0 million. As of May 31, 1996, the Company had borrowed $1.0 million under the bridge facility at an interest rate of prime plus 2.5% (approximately 10.75%). Borrowings under the bridge facility in excess of $1.5 million are subject to satisfactory evidence of a prospective equity financing. Borrowings are secured by all of the Company's assets. Borrowings under the line of credit in excess of $750,000 are limited to 80% of qualified accounts receivable, primarily domestic receivables from commercial customers which are less than 90 days old. See Note 10 of Notes to Consolidated Financial Statements.

  During 1993, 1994 and 1995, the Company used $2.4 million, $5.8 million and $5.5 million, respectively, in operating activities and $178,000, $319,000 and $528,000, respectively, for capital equipment and patent expenditures. The Company anticipates it will continue to incur losses and will require increased levels of working capital to finance any future growth. The Company believes that the net proceeds of this offering, together with the availability of its line of credit, will be sufficient to finance its working capital and other capital requirements through 1997.

                                   BUSINESS

  The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

INTRODUCTION

  Thermatrix Inc. is an environmental technology company engaged in the development, manufacture and sale of innovative, proprietary industrial process equipment for the destruction of volatile organic compounds and hazardous air pollutants (collectively, "VOCs"). The core component of the Company's technology is its proprietary flameless thermal oxidizer, which is capable of treating virtually all VOCs while achieving destruction removal efficiency ("DRE") of 99.99% or higher with de minimis formation of hazardous by-products such as oxides of nitrogen ("NOX"), carbon monoxide ("CO") and products of incomplete combustion ("PICs"). The Company sells its flameless thermal oxidizer as a stand-alone unit or as an integrated system.

  The Company seeks to expand the use and application of its proprietary flameless thermal oxidation ("FTO") technology globally and to become a leading supplier of VOC treatment systems. The Company has initially focused on the industrial VOC market where it believes the Company's FTO system offers the greatest economic and environmental advantages over competing VOC treatment methods. These advantages include: (i) high DRE; (ii) de minimis formation of hazardous by-products; (iii) low operating and maintenance costs;
(iv) product safety; (v) broad application to a wide range of VOCs, including difficult-to-treat chlorinated, sulfonated and fluorinated compounds; (vi) the ability to economically treat fume streams with variable flows and concentrations; and (vii) high operating reliability.

  VOCs are an unavoidable by-product of numerous manufacturing and process industries worldwide and must be controlled due to serious health, safety and environmental risks. The current global market for VOC control equipment exceeds $2.0 billion and is estimated to grow at 10% per annum according to McIlvaine & Co., a market analyst firm serving the air pollution control industry. Conventional technologies for the treatment of industrial VOCs are primarily flame-based destruction systems (such as incinerators), carbon adsorption systems and scrubbing systems, most of which have been in use for over thirty years.

  The Company has achieved a number of significant milestones in commercializing its technology, including: (i) establishing the application of its proprietary FTO technology in the petroleum, chemical/petrochemical, pulp and paper and pharmaceutical industries with "market leader" customers, and for soil and groundwater remediation; (ii) selling more than 40 commercial-scale systems; (iii) establishing a global sales and marketing organization; and (iv) the receipt of regulatory approvals by the Company's customers for the use of the Company's systems in the United States, Canada, England and France. The Company's customers include: Chevron U.S.A. Inc., Dow Chemical Company, Chesebrough-Pond's USA Co., Monsanto Company, FMC Corporation and Zeneca, Ltd. as well as the United States Departments of Defense and Energy (the "DOD" and the "DOE", respectively).

  The Company's strategy in the industrial VOC market is to: (i) increase market penetration for established applications; (ii) broaden application of the Company's proprietary FTO technology for new industrial VOC applications; and (iii) expand its international operations. In addition to its core industrial VOC emissions control business, the Company has embarked on a strategy of working with strategic partners to evaluate the feasibility of applying the Company's FTO technology for other uses. The Company is presently exploring the application of its FTO technology to the destruction of chemical weapons, treatment of mixed radioactive wastes and control of diesel emissions.

  The Company is also pursuing a strategy to selectively acquire complementary technologies in order to expand its presence in the VOC treatment market. In October 1995, the Company acquired an exclusive license to the PADRE VOC adsorption technology from Purus, Inc. and acquired all rights to the technology in April 1996. The Company plans to sell PADRE units on a stand-alone basis as well as in conjunction with Thermatrix systems.

MARKET OVERVIEW

  VOCs are an unavoidable by-product of many manufacturing and process industries worldwide and must be controlled due to significant health, safety and environmental risks. The current global market for VOC control equipment exceeds $2.0 billion and is estimated to grow at 10% per annum according to McIlvaine & Co., a market analyst firm serving the air pollution control industry. The primary conventional VOC treatment methods are flame-based thermal oxidation, activated carbon adsorption and scrubbing systems, which are installed in many industries, including petroleum, chemical/petrochemical, pulp and paper and pharmaceuticals.

  The health, safety and environmental risks presented by VOCs have led to significant federal regulations, which are enforced by the Occupational Safety and Health Administration ("OSHA"), the United States Environmental Protection Agency ("EPA") and various state and local agencies. Noncompliance with these regulations carries substantial civil and criminal penalties. The United States Clean Air Act Amendments of 1990 (the "CAAA") significantly expanded the scope of air pollution regulations established in the 1970s, and required the reduction and control of a wide range of air pollutants, including 189 hazardous air pollutants ("HAPs"), most of which are VOCs. The CAAA also addressed for the first time the reduction of NOX that, in combination with VOCs, produce smog. The CAAA introduced new regulatory requirements and timetables for the abatement of VOCs and NOX for most geographic areas that become progressively more stringent through the year 2010.

  The CAAA originally envisaged standards for regulatory compliance that would be technology-specific. Current regulatory trends in the United States, however, allow for performance-based mechanisms that provide economic incentives to surpass compliance standards. One such mechanism currently in effect involves the accumulation and banking of VOC emission credits obtained by achieving performance beyond compliance standards. In addition, several states are currently developing VOC emission credit trading programs. Since the Company's FTO technology often exceeds regulatory requirements, the Company believes that these programs create additional economic incentives to select the Company's FTO technology over conventional treatment methods.

  International demand for VOC control equipment is also rapidly growing. While many European nations have comprehensive health, safety and environmental regulations in force, certain Asian and Latin American nations have only recently begun to recognize the need to more stringently control VOC emissions. In addition, many multinational companies have recognized the benefits of global health, safety and environmental standards and are collaborating in the development of comprehensive future environmental performance standards such as ISO 14000.

EXISTING TREATMENT METHODS FOR CONTROL OF VOCS

  Established methods to control VOC emissions, most of which have been in use for 30 years or more, can be broadly classified as destruction processes or removal processes. These are generally mature technologies with multiple suppliers and commodity pricing. These technologies generally achieve DRE ranging from 90 to 99%. The major considerations in selecting industrial VOC control systems are: safety; capital, operating and maintenance costs; ease of permitting; process stream characteristics; unit location; and on-line reliability.

Destruction Processes

  Destruction processes typically employ various flame-based technologies which are designed to convert VOCs into carbon dioxide, water vapor and, in some cases, acid gases that can be neutralized. Flame-based technologies include flares, fume incinerators, catalytic oxidation systems and regenerative thermal oxidizers. The choice of the destruction process is based upon the composition and concentration of VOCs in the fume stream, the required DRE and other factors. Although most VOCs can be oxidized, the process must be highly controlled to achieve high DRE and minimize the formation of PICs and CO. The inherent higher temperatures of flame-based devices also result in the formation of thermal NOX.

  For VOCs of intermittent flow streams and lower concentrations, supplemental fuel frequently must be added to the flow stream to ensure combustion and maintain the flame. This higher energy consumption increases the operating cost of flame-based systems. In addition, many VOC emissions originate in flammable areas where the risks of explosion or fire require that ignition sources such as flames be prohibited. In these cases, flame-based systems must be installed in areas that are remote from the source of the VOC emissions, substantially increasing the cost of constructing and operating the system. Moreover, state and local permits for the use of flame-based systems may be difficult to obtain in areas where federal clean air standards have not been met or where community sentiment is opposed to incineration.

Removal Processes

  Removal processes concentrate rather than destroy VOC emissions. As a result, the concentrated VOCs must be either reprocessed or disposed of in some final form. The principal removal processes are adsorption and scrubbing.

  Adsorption. In an adsorption process, the fume stream is passed through an adsorbent bed where the VOCs are removed and retained by the adsorbent. Eventually, the bed nears its collection capacity and must be regenerated or replaced. If the adsorbent cannot be regenerated it must be disposed of, often as a hazardous waste, which may result in potential environmental liability for the owner-operator. Carbon adsorption is the most common non-flame method of emission control. Safety concerns often dictate the use of adsorption in place of flame-based destruction processes. Carbon can remove most VOCs, but it is best suited for the heaviest organic compounds in low concentrations. Carbon adsorption is least suited for chlorinated and sulfonated compounds and where water vapor is present. While adsorption systems are often less costly to install than competing technologies, the costs of regeneration and disposal of the spent adsorbent can make the overall cost of the technology higher than that of other alternatives.

  Scrubbing. Scrubbing systems typically utilize water spray to remove VOCs from a fume stream for collection in liquid form. The liquid effluent from the scrubbing process is subsequently treated in another process. Scrubbing systems will only remove VOCs that are soluble in the scrubbing medium and are therefore, not suitable for all VOC streams.

THE THERMATRIX SYSTEM

  The Thermatrix system is an innovative, proprietary FTO technology for the destruction of VOCs. The Thermatrix oxidizer, shown below, is a highly engineered, insulated vessel packed with ceramic material according to the Company's proprietary matrix configuration.

  At start-up, the FTO's ceramic matrix is preheated to between 1600 and 1800(degrees)F. Once the preheating has been completed, a VOC-laden fume stream along with supplemental air or fuel (as and if needed) is introduced into the oxidizer. The fume stream first passes through a mixing zone, which ensures complete mixing of the VOCs and air or fuel, then through the reaction zone of pre-heated ceramic material where complete flameless oxidation occurs in a fraction of a second. The oxidation process releases heat that is absorbed and conserved by the ceramic matrix, which helps maintain the temperature of the system without the need for significant supplemental fuel. Sophisticated process controls monitor the temperature level within the oxidizer and adjust the supplemental fuel levels in the fume stream to maintain consistent oxidation temperatures between 1600 and 1800(degrees)F. Due to its flameless design and consistent temperature profile, the Company's FTO system achieves high DRE with de minimis formation of NOX and CO.

  Depending upon the customer application and operating requirements, the Company's FTO system can be designed to use natural gas or electricity to pre-heat the system. In addition, the Company's FTO system can be configured as a straight-through system, or in cases where the energy content of the fume stream is low, it can be configured to include an internal heat recovery process.

                                   [GRAPHIC]
  The Thermatrix technology has the following attributes, which individually or in combination provide direct and indirect cost advantages over competing VOC treatment methods:

  High DRE. The Thermatrix system consistently achieves DRE of 99.99% or higher, which exceeds the DRE achieved by competing technologies. The high DRE of the Thermatrix system makes it particularly useful in applications involving the most toxic and complex VOCs.

  De minimis By-products. The absence of a flame minimizes the formation of by-products generated by flame-based systems, including NOX, CO and PICs. The Company's FTO technology typically achieves thermal NOX levels not exceeding two parts per million volume ("ppmv") with de minimis PIC and CO formation.

  Energy Efficiency. The Company's FTO system is energy efficient because its ceramic matrix absorbs and utilizes the energy generated by the oxidation process enabling the system to maintain the required temperature level for the destruction of VOCs without significant supplemental fuel. As a result, the Company's FTO system can operate effectively on VOC fume streams of moderate to high concentrations with less than 1% of the energy typically required for flame-based systems, and on VOC fume streams of low concentrations with less than 30% of the energy typically required for flame-based systems.

  Safety. The Thermatrix system is certified for use in highly flammable environments where conventional flame-based systems are prohibited. Since the Company's system can be located at the source of VOC emissions, it eliminates the cost of piping the emissions to remote treatment sites. Destruction at the VOC emission source also provides a safer and healthier working environment.

  Flexibility. The Thermatrix system can process a broad range of VOCs, including difficult-to-treat compounds and those with variable flows and concentrations. This attribute is particularly desirable in industries such as pharmaceutical manufacturing that utilize batch processing. The Company's FTO system can typically operate effectively down to 5% of the design fume flow, whereas flame-based systems generally do not tolerate such wide process fluctuations and would likely flame out under similar conditions.

  Reliability. The Thermatrix oxidizer is highly reliable because it operates within wide tolerance limits, is fully automatic, has no moving parts, no catalysts and requires little off-line maintenance. Since it is also fully automated, operating costs are minimal. On-line reliability is critical because regulatory permits generally require a production line to be shut down if the emission control device fails.

  Regulatory Advantages. The Company's systems surpass regulatory performance requirements because of the high DRE and the de minimis formation of by-products. The Company's customers have received permits for use of the Company's FTO system in more than a dozen states, including California, New Jersey and Texas as well as in Canada, England and France. In addition, current regulations allow companies to accrue and bank emission credits, which can be used to offset future mandatory emission reductions. Since the Company's FTO technology often exceeds regulatory requirements, its customers are able to earn emission credits and capitalize on these regulations.

  Scalability. The Thermatrix technology can be applied cost-effectively to waste stream flows ranging from one scfm to 15,000 scfm in a single unit. Larger flows can be treated by installing multiple units with no loss of efficiency. This scalability allows the same technology and product design to be standardized over a broad range of flows.

STRATEGY

  The Company seeks to expand the use and application of its proprietary FTO technology globally and to become a leading supplier of VOC treatment systems. The Company's strategy in the industrial VOC market is to: (i) increase market penetration for established applications; (ii) broaden application of the Company's technology in the industrial VOC market; and (iii) expand its international operations. In addition, the Company seeks to establish new market applications for its FTO technology and to selectively acquire complementary technologies in order to expand its presence in the VOC treatment market. Key elements of the Company's strategy are as follows:

  Increase Market Penetration for Established Applications. Since 1992, the Company has worked with "market leaders" in targeted industrial segments to demonstrate that the Thermatrix system can effectively and economically control VOCs in various industrial applications. Thermatrix systems have now been successfully installed in the petroleum, chemical/petrochemical, and pulp and paper industries, and for soil and groundwater remediation at facilities operated by customers such as Chevron U.S.A. Inc., Dow Chemical Company, FMC Corporation and Monsanto Company, as well as facilities operated by the DOD and DOE. Many of these customers have already purchased multiple units. The Company is using these reference accounts to promote follow-on sales to the same customers and to expand sales within these industries.

  Broaden Application of the Company's Technology in the Industrial VOC Market. The Company is continuing to identify new strategic customers within industrial VOC applications not currently served by the Company. For example, the Company is supplying a system designed to control VOC emissions in a medical sterilization facility operated by Sorex Medical.

  Expand International Operations. The Company believes that its installed base and proven applications provide a solid foundation for sales and marketing in both the United States and overseas. In 1994, the Company opened an office in London and recently has established distribution relationships in Germany, Japan and Taiwan.

  Establish New Market Applications. In addition to the market for industrial VOC controls, the Company believes that its innovative FTO technology may have a competitive advantage in a number of markets. The Company has embarked upon joint development programs with leading organizations to explore the application of the Company's FTO technology to the destruction of chemical weapons, treatment of radioactive mixed wastes and control of diesel emissions. See "--Potential Applications Under Development." There can be no assurance as to the timely completion or the results of these joint development programs. The Company is also currently considering opportunities to provide "own-and-operate services" in addition to the outright sale of equipment in these new market applications.

  Selectively Acquire Complementary Technologies. The Company seeks to expand its technology portfolio through joint ventures and selective acquisitions. In October 1995, the Company licensed from Purus, Inc. a VOC adsorption technology known as PADRE, and in April 1996, the Company acquired all rights to the PADRE technology. The PADRE technology is a recovery technology using a regenerative synthetic adsorption resin to capture and recover very low concentration VOCs from low to medium flow vapor streams. In addition to stand-alone sales of PADRE units, the Company believes the PADRE technology can be combined with the Company's technology in an integrated system where the customer requires destruction rather than recovery of the captured VOCs.

CURRENT THERMATRIX INDUSTRIAL VOC APPLICATIONS

  The Company has identified industries which are large generators of VOCs and where it believes its FTO technology provides significant competitive advantages over existing treatment methods. The Company has sought acceptance of its systems in each of its initial target markets through the utilization of "market leader" customers. To date, the Company has sold over 40 systems across a range of industries including petroleum, chemical/petrochemical, pharmaceutical, pulp and paper manufacturing, medical sterilization and for soil and groundwater remediation. The following table sets forth the Company's target markets, representative customers and the types of VOCs treated by its systems:

       Target Markets             Representative Customer             VOCs Treated
- -----------------------------  ------------------------------ ----------------------------
Petroleum/Refining             Chevron, Tosco                 Hydrocarbons
Chemical/Petrochemical         Dow Chemical, Monsanto,        Chlorinated and
 Manufacturing                 FMC, Mobil Chemical            Fluorinated Compounds
Pharmaceuticals Manufacturing  Zeneca, Chesebrough-Pond's USA Chlorinated Compounds
Pulp and Paper Manufacturing   Georgia Pacific                Sulfonated Compounds
Medical Sterilization          Sorex Medical                  Ethylene Oxide
Soil and Groundwater           DOD, DOE, Thermo Remediation,  Chlorinated Compounds and
 Remediation                   Envirogreen                    Hydrocarbons

  Petroleum. The petroleum industry is a large generator of VOCs. These VOCs are released into the environment from a multitude of sources, including marine terminals, unit process operations and fugitive emissions from hundreds of small sources (for example, pumps and valves). Petroleum refineries also generate significant volumes of oily waste water across their various processes. Recent regulations regarding benzene in waste water have resulted in mandates to achieve acceptable emission levels for control devices used to process any vapor phase emissions from oil/water separation. These processing units are often located in flammable areas and require all adjacent process equipment to be certified for operation in flammable areas.

  The primary advantages of the Company's technology as applied to the petroleum industry include its high DRE, which minimizes the need for secondary hazardous waste disposal and may enable customers to receive regulatory emission credits, and the ability to treat VOC emissions at their source in flammable environments. The Company has sold 15 units to refining customers, including those owned by Chevron U.S.A., Inc. and Tosco Refining Company.

  Chemical/Petrochemical. The chemical/petrochemical industries are two of the largest generators of complex VOCs, including those containing chlorinated, fluorinated and sulfonated compounds. Thousands of industrial facilities within these industries manufacture a wide range of organic chemicals, including plastics, paints, solvents, pesticides and fertilizers. Most conventional VOC treatment methods have limited ability to treat these complex organic compounds.

  The Company believes that its technology is particularly well-suited for the treatment of certain hydrocarbons and other hard-to-treat VOCs given its ability to deliver high DRE with de minimis formation of by-products such as NOX, CO and PICs. Further, the Company's FTO systems are designed to withstand corrosive by-products, which may contaminate catalytic destruction systems and shorten the lives of other treatment systems. The Company has sold 14 units to chemical and petrochemical customers, including Dow Chemical Company, FMC Corporation and Monsanto Company.

  Pharmaceuticals. The pharmaceutical industry uses large volumes of chlorinated hydrocarbons in the manufacture of pharmaceuticals, including drug intermediates, and personal care products. The industry typically utilizes batch processes employing a broad range of compounds within the same manufacturing facility. Due to the highly toxic properties of many of the elements used in the pharmaceutical manufacturing process, these firms demand reliable systems with the ability to handle a wide variety of toxic waste streams in varying flows and concentrations.

  The primary advantages of the Company's technology as applied to the pharmaceutical industry are its high DRE, on-line reliability and ability to deal safely with a variety of compounds. In addition, the Company believes that its presence in the international market through its United Kingdom operations will enable the Company to increase its penetration into the increasingly global pharmaceutical industry. The Company is currently fabricating a system for Chesebrough-Pond's USA Co. in the United States and has completed testing and engineering for several systems for Zeneca, Ltd. in Europe.

  Pulp and Paper. Paper production uses the kraft process, which generates VOCs from the cooking liquor used to dissolve the organic binder material in wood chips. The economics of the kraft process require recovery and reuse of the spent cooking chemicals and recovery of the heat content of the concentrated spent liquor. This chemical and energy recovery is typically accomplished through combustion, which generates large volumes of flue gases containing significant concentrations of malodorous sulfonated compounds.

  Working with a pulp and paper mill, the Company has developed an application for its technology which has been demonstrated to be more effective than conventional methods in removing these sulfonated compounds and reducing the unpleasant odor often associated with the kraft process.

  Medical Sterilization. Ethylene oxide is a highly potent fumigant used by commercial sterilization facilities and hospitals to sterilize medical devices. Since the off-gas from these sterilization facilities is extremely toxic and flammable, it demands a treatment system with a high DRE. There are currently over 100 such sterilization facilities across the United States that will be required to install abatement systems within the next few years.

  The primary advantages of the Thermatrix technology as applied to the medical sterilization industry include its flameless nature and high DRE. Sorex Medical, a large contract sterilizer, selected the Thermatrix system because of its inherent safety, low capital and maintenance costs, high DRE and on-line reliability when compared with the traditional treatment methods, catalytic oxidation and wet scrubbers. The Company is scheduled to install its first system in the medical sterilization industry for Sorex Medical in 1996.

  Soil and Groundwater Remediation. The soil and groundwater remediation market continues to seek proven, low cost, expedient solutions. The Company has sold eight units for soil and groundwater remediation, including units in facilities owned by DOD, DOE, Thermo Remediation Inc., Envirogreen Technologies, Ltd., and a unit in association with an in-situ thermal desorption technology for a PCB contaminated site. The DOE conducted an independent demonstration to compare the performance of flame-based destruction systems, catalytic oxidizers and the Company's FTO technology. The results of the demonstration showed that, for the fume streams demonstrated, the life cycle cost of the Company's technology was less than one-third that of the other technologies and that the Company's system achieved significantly higher DRE. The DOD has also conducted a similar demonstration at McClellan Air Force Base in Sacramento, California with similar results.

POTENTIAL APPLICATIONS UNDER DEVELOPMENT

  In addition to its core industrial VOC emissions control business, the Company has embarked on a strategy of working with strategic partners to evaluate the feasibility of applying the Company's FTO technology for other uses. In collaboration with strategic partners, the Company will begin tests in 1996 involving chemical weapons destruction, radioactive mixed waste treatment and diesel emission control.

  Chemical Demilitarization. Chemical demilitarization refers to the safe disassembly and destruction of stockpiled chemical warfare agents. Government programs are currently underway in both the United States and overseas to develop techniques to safely destroy chemical warfare agents such as mustard gas and nerve agents. The chemical makeup of many of these agents, particularly mustard gas, is similar to compounds that the Company is currently destroying in the commercial industrial market. The Company has recently entered into a demonstration agreement with the United Kingdom's Chemical and Biological Defence Establishment ("CBDE") at Porton Down in England. The Company will supply a demonstration system to be installed in a specially modified structure to allow for the safe processing of actual agents. The testing will initially involve mustard gas and will be followed by the testing of nerve agents. The operation, testing and validation will be conducted by the CBDE.

  Radioactive Mixed Wastes. Mixed wastes are comprised of radioactive wastes and organic chemical wastes. The treatment objective is to remove and destroy the organic materials in order to reduce the waste volume and then to encapsulate, vitrify or stabilize the radioactive components for final disposal or storage.

  In January 1996, the Company entered into an agreement with ThermoChem Inc. to demonstrate jointly and commercialize their combined technologies for the treatment of mixed wastes. ThermoChem Inc. has developed and commercialized a proprietary thermal processing technique, referred to as fluidized bed steam reforming. The combined Thermatrix-ThermoChem system is designed to remove organics from the radioactive components, destroy the then volatilized organics through the Company's FTO system and produce a radioactive char which can then be encapsulated, vitrified, stabilized or placed in a high integrity container for final storage or disposal. The Company believes the combined system may significantly reduce the volume of waste requiring final treatment or disposal. A prototype Thermatrix-ThermoChem system is currently being constructed under a contract with the DOE to process a number of non-radioactive surrogate mixed wastes.

  Additionally, the Company has installed a test unit at a DOE facility in Butte, Montana, operated by Mountain States Energy. The unit is being tested on non-radioactive mixed waste surrogates for possible use in treating off-gases generated by a centrifugal plasma arc furnace.

  Diesel Emission Control. The fume and soot emissions from static and mobile diesel engines create a serious environmental problem for which there is no cost-effective solution. The Company is collaborating with a leading supplier of automotive and aerospace components to test the feasibility of the Company's FTO system to treat diesel emissions and is installing a prototype at the collaborator's research facility.

  The engineering challenges involved in treating chemical warfare agents, mixed wastes and diesel emissions are different in a number of respects from the conditions in which the Thermatrix system has been used in the past, and there can be no assurance that the Thermatrix technology will prove successful in any of these new applications. If early tests of any of these new applications are positive, the Company may need to engage in extensive and costly applications development and engineering in order to commercialize its system for such use, and there can be no assurance as to the success of any such effort.

SALES AND MARKETING

  The Company has established a network of independent commissioned sales representatives. The Company currently has agreements with 16 representative organizations with over 50 sales agents selling the Company's

FTO system throughout the United States and Canada. The representative organization network was established to introduce the technology by utilizing the long-standing relationship and selling experience of the independent representatives with the Company's target customer base.

  All independent representatives are paid solely on commission, which is calculated on a sliding scale as a percentage of sales revenues. The representative organization is established geographically and is managed by four in-house Regional Sales Directors. These regional sales directors hold science or engineering degrees and have an average of 15 years of industrial selling experience. Responsibility for pricing and terms and conditions is retained by the Company. Regional sales offices are located in: Naperville, Illinois; Mt. Laurel, New Jersey; Houston, Texas; and Lakewood, Colorado. Sales to government agencies are handled directly by the Company.

  In order to manage the growing global interest in the technology, the Company established a London office in 1994, which employs four people and handles sales and technical support directly for the European market. In 1995, the Company entered into a representative/manufacturing agreement with Rotamill GmbH for Germany, and with ICI Taiwan and ICI Japan for sales representation in Taiwan and Japan, respectively.

  The Company currently offers a money-back guarantee to certain of its customers if the Company's FTO system fails to meet its performance criteria on start-up. The Company also provides a standard one-year equipment warranty. The Company believes its money-back guarantee is unique in the industry. To date, all installations have met or exceeded performance specifications, and no money-back guarantees have been sought.

RESEARCH AND DEVELOPMENT

  Fundamental research and development of the Company's FTO technology began as part of a research program conducted by the DOE to find ways to extract energy from oil shale. Research in the technology has been conducted by the DOE at the Lawrence Livermore National Laboratory and subsequently by the Company over a twelve-year period. Since 1992, the Company's research and development has focused exclusively on the development of applications for its FTO technology as a thermal destruction process for the treatment of VOCs.

  The research and development group consists of three technical program managers led by Dr. Richard J. Martin, Director of Technology and one of the key developers of the technology. The group has two primary missions: (i) to optimize the Company's technology for new applications in the industrial VOC control market, and (ii) to support the technology development for new market applications such as chemical demilitarization, mixed waste treatment and diesel emission control. When areas of specialized expertise are required, such as advanced metallurgy, the Company relies on consulting and collaboration relationships with S.R.I. International and the M.W. Kellogg Company Technology Development Center.

  The Company maintains six transportable demonstration units that are deployed around the world to demonstrate and optimize the technology on actual VOC fume conditions.

INTELLECTUAL PROPERTY

  As of April 12, 1996, the Company owned four United States and six international patents, had received notice of allowance for one additional United States patent application, and had an additional seven United States and 32 international patent applications pending relating to its thermal treatment technology. All issued patents expire during the period between July 31, 2005 and July 5, 2011. The Company has granted no licenses of its patents.

  The Company's four issued and allowed United States patents include several hundred claims of varying scope relating to many of the Company's inventive methods and apparatuses. These patents cover fundamental aspects of flameless thermal oxidation that are the bases of the Company's technology and their application. Aspects of the technology, including the use and maintenance of a "flameless reaction wave" of gases or vapors in a matrix of heat resistant materials, are covered under a variety of claiming formats.

  The patent claims address applications of various fundamental physical phenomena, such as the use of inner-body surface radiation to establish and stabilize a flameless reaction wave and the use of radiatively-coupled fins to augment recuperative heat transfer, as well as various subsidiary aspects and resulting benefits of the technology. These include, among other things, achieving high DRE and low by-product emissions, achieving uniformity of flows, temperatures, and velocities within the apparatus, and treatment of widely variable feed mixtures. The patents also claim in various manners key configuration details, including preferred matrix materials and their placement, a range of equipment geometries, flow orientations, and preheating methods, as well as provisions for internal heat recovery tubes, embedded tubes for process fluid heating, and catalytically active matrix materials.

  The scope of coverage, if any, allowed to claims in any given patent application can significantly change during prosecution of the patent application. Even after a patent has been issued, the scope of the issued claims can be limited or changed in subsequent proceedings. Consequently, there can be no assurance that any patents from pending patent applications or from any future patent application will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Since patent applications are secret until patents are issued in the United States or corresponding applications are published in international countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it was the first to make the inventions covered by each of its pending patent applications or that it was the first to file patent applications for such inventions. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. Further, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to the Company, may also be necessary to enforce patent or other intellectual property rights of the Company or to determine the scope and validity of other parties' proprietary rights. There can be no assurance that the Company will have the financial resources to defend its patents from infringement or claims of invalidity. It is possible the Company may need to acquire licenses to, or contest the validity of, issued or pending patents of third parties relating to the Company's technology. There can be no assurance that any of such licenses would be made available to the Company on acceptable terms, if at all, or that if the Company were to contest the validity of any issued or pending patents, it would prevail.

  In addition to patents, the Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through appropriate confidentiality and proprietary information agreements. The confidentiality and proprietary information agreements generally provide that all confidential information developed or made known to individuals by the Company during the course of the relationship with the Company is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements also generally provide that all inventions conceived by the individual in the course of rendering services to the Company shall be the exclusive property of the Company. There can be no assurance that proprietary information or confidentiality agreements with employees, consultants and others will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.

  In addition to the foregoing patents and patent applications, the Company has one issued United States trademark, has received notice of allowance for one additional United States trademark and has an additional four United States and international trademark applications pending for certain of the Company's tradenames and other intellectual property.

ENGINEERING AND MANUFACTURING

  The Company's engineering and manufacturing operations are based in Knoxville, Tennessee and are organized under a comprehensive project management system, including project costing, process design and engineering, procurement, system assembly, pre-testing, installation and commissioning. The engineering and manufacturing group is staffed by experienced engineers and project managers and is managed by Alexander G. Baldwin, Vice President of Engineering and Operations.

  The Company has focused on modularizing and standardizing components of its technology and utilizes sophisticated software to integrate these components into comprehensive air pollution control systems. This systems integration expertise allows the Company to provide comprehensive systems centered around the Company's FTO technology. The engineers utilize state-of-the-art, PC-based, computer-aided engineering and database management tools, including three-dimensional design tools. The Company believes this approach to automating the design process drives down costs by: (i) optimizing the engineering work effort and allowing ready access to the growing inventory of standardized design data; (ii) contributing significantly to accuracy, completeness and efficiency in the manufacturing continuum (design-- procurement--fabrication--assembly); (iii) shortening the Company's product delivery cycle; and (iv) facilitating the handling of design data between the Company, its subcontractors and its clients.

  The systems are typically assembled, wired and tested prior to delivery and installation. The Company manufactures its systems to customer order. Component fabrication is carried out using qualified subcontractors specializing in the manufacture of the particular component. These specialized subcontractors adhere to and carry formal certification with national and international codes and standards such as those of the American Society of Mechanical Engineers (ASME). The Company's subcontractors have been selected to allow the Company to expand its capacity to manufacture additional systems while minimizing the Company's investment in fixed costs. The Company uses qualified subcontractors throughout the United States and overseas and is not dependent on any one or subset of these subcontractors.

  In the fabrication process, no one subcontractor is exposed to the entire technology package and final assembly of the systems is completed directly by the Company or a separate subcontractor. Throughout the delivery cycle, the manufacturing process is managed to conform with ISO 9000.

  During the period that the technology was developed, an extensive empirical database of performance characteristics for waste flows of different volumes and compositions was compiled. The Company has used this database to develop a proprietary, software-based design tool. In the design process, the software tools analyze the characteristics of the customer's fume flow and determine the optimal system configuration and size. Not only does this process specify the correct system characteristics, but it automates the task of generating budget proposals. The Company is continuing to expand this database as new systems are installed.

COMPETITION

  The industrial VOC control equipment market is mature and highly fragmented among a large number of competitors, none of whom have a significant industry-wide market share. The Company currently competes primarily with suppliers of flame-based thermal oxidation systems, carbon adsorption systems and scrubbing systems. Within each of these categories, the technologies are generally undifferentiated and characterized by commodity pricing. Most competitors supply either flame-based thermal destruction devices or adsorbtion/removal systems, but not both. Since many of these technologies have been in use for over thirty years, they have certain advantages. These technologies are familiar and predictable to companies requiring VOC controls and to regulators, and are available from and promoted by a large number of suppliers. Many of the Company's competitors have substantially greater financial resources, operating experience and market presence than the Company. There can be no assurance that the Company's existing competitors or new market entrants will not develop new technologies or modifications to existing technologies that are superior to or more cost-effective than the Company's FTO technology. In addition, increased competition could result in price reductions and reduced gross margins and could limit the Company's market share.

  The Company believes that the major considerations in selecting industrial VOC control systems are: safety; capital, operating and maintenance costs; ease of permitting; process stream characteristics; unit location; and on-line reliability. The Company believes it competes favorably with respect to these factors.

ENVIRONMENTAL MATTERS

  The United States Clean Air Act Amendments of 1990 (the "CAAA") significantly expanded the scope of air pollution regulations established in the 1970s, and required the reduction and control of a wide range of air pollutants, including 189 hazardous air pollutants, most of which are VOCs. The CAAA also addressed for the first time the reduction of NOX that, in combination with VOCs, produce smog. The CAAA introduced new regulatory requirements and timetables for the abatement of VOCs and NOX for most geographic areas that become progressively more stringent through the year 2010. Specifically, Title I and Title III of the CAAA address emissions of VOCs. Principal provisions of these titles are discussed below.

  Title I establishes requirements for attaining and maintaining national ambient air quality standards ("NAAQS"). Key provisions of Title I are aimed at bringing cities and other areas which are not in attainment in line with NAAQS in most areas by the year 2000 and all cities by 2010. In addition, measures for all regions require the application of technological controls to reduce emissions of ozone precursors, such as VOCs, from a broad range of industrial activities, including consumer solvents and coatings, hazardous waste treatment storage and disposal facilities, solid waste landfills and marine terminal loading and unloading.

  Title III establishes a new program for the regulation of toxic air pollutants. The combined federal and state program provided for in the legislation creates a comprehensive and coordinated nationwide effort to deal with these pollutants. Title III specifically lists 189 substances as hazardous air pollutants, of which most are VOCs. Title III defines three significant programs that will require substantial pollution control expenditures by industry across the nation: (i) control of routine releases of air toxins from major industrial and commercial sources; (ii) control of air toxic releases from area sources, primarily in urban areas; and (iii) control of accidental releases of air toxins from industrial and commercial sources. To reduce emissions of the 189 listed toxic hazardous air pollutants, the application of the maximum achievable control technology at major air emitting sources may be required.

  The Pollution Prevention Act of 1990 establishes pollution prevention as a national objective, naming it a primary goal wherever feasible. According to this Act, where pollution cannot be prevented, materials should be recycled, reduced or minimized in an environmentally sound manner.

  CERCLA and SARA (the "Superfund" laws) provide for the investigation and remediation of hazardous waste sites. Under the Superfund laws, parties who own or operate sites or facilities contaminated by hazardous substances, who have generated hazardous materials or who have arranged for the transportation or disposal of hazardous substances may be subject to strict, joint and several liability for the investigation and remediation of contamination associated with those hazardous substances. Currently, the EPA is developing guidelines that will describe a set of presumptive remedies to remediate a variety of these sites. Soil vapor extraction is considered to be a remedy of choice for a number of contaminants. Both the Thermatrix FTO technology and the PADRE technology are well-suited for this application.

  Although the Company does not believe that its activities would directly expose it to liabilities under local, state or federal environmental laws and regulations, if the Company were to improperly design, manufacture or test its systems or fail to properly train its customer's employees in the operation of the systems, it could be exposed to possible liability for investigation and clean-up costs under such environmental laws. The Company generally conducts performance tests on its systems at its customers' facilities. However, in the future the Company may perform prototype testing in its own facilities. If such testing were to involve hazardous substances, it could subject the Company to liability under environmental laws and regulations.

  In addition, the Company is potentially liable for damages suffered by its customers or others under environmental laws and regulations, indemnification provisions of certain contracts with customers, or various tort or contract law theories in the event that there are liabilities arising from failure or malfunction or the design, construction or operation of any of the Thermatrix systems and products. The Company's general liability insurance is subject to coverage limits and generally excludes coverage for losses or liabilities relating to or arising out of environmental damage or pollution. The Company's business, results of operations and financial condition could be materially adversely affected by an uninsured or partially insured claim.

  The Company works with regulatory agencies both domestically and overseas to inform these agencies about the Company's FTO technology in order to facilitate the permitting process for its customers. In England, Her Majesty's Inspectorate of Pollution has issued Technical Note ITN/IPCX/02 identifying the flameless oxidation process benefits of high destruction (greater than 99.99%) and low formation of NOX and CO. The Company's FTO system was selected for inclusion in the Texas Natural Resource Conservation Commission list of innovative environmental technologies. Thermatrix is currently under review for certification by the California Environmental Protection Agency ("CalEPA") as a flameless thermal destruction technology. The CalEPA program is closed to incineration technologies.

EMPLOYEES

  As of December 31, 1995, the Company had 45 full-time employees, ten of whom hold advanced degrees. The Company believes that it has been successful in attracting experienced and capable engineering, operations and management personnel. None of the Company's employees is covered by collective bargaining agreements.

FACILITIES

  The Company leases approximately 5,000 square feet of office space in San Jose, California under a three-year lease with a two-year renewal option, which the Company uses as its research and development, bid and proposal and corporate administrative offices. The Company has a remaining three-year lease for approximately 6,000 square feet of office space in Knoxville, Tennessee which it primarily uses for project engineering, project management and accounting offices and a 12-month lease for an approximately 10,000 square foot assembly facility.

  In addition to the two primary facilities above, the Company leases sales offices in: Houston, Texas; Naperville, Illinois; and Mt. Laurel, New Jersey under one-year leases which are generally renewable, and an office in Rockville, Maryland under a month-to-month lease. The Company also leases approximately 1,000 square feet of office space in London, England under a five-year lease, which it uses for sales and project engineering. The Company anticipates leasing additional office space in Knoxville, Tennessee in 1996.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company and their ages and positions are as follows:

  NAME                   AGE                              POSITION
  ----                   ---                              --------
John T. Schofield.......  58 Chairman, President and Chief Executive Officer
A. Judson Hill..........  41 Executive Vice President, Corporate Development
David R. Wright.........  57 Executive Vice President, Europe
Alexander G. Baldwin....  43 Vice President, Engineering and Operations
Steven J. Guerrettaz....  50 Vice President, Finance and Accounting and Chief Financial Officer
Howard M. Hohl..........  41 Vice President, North American Sales
Barbara E. Krimsky......  35 Vice President, Administration and Secretary
Robi Blumenstein(1).....  39 Director
Harry J. Healer.........  55 Director
Rebecca P. Mark.........  41 Director
Robert W. Page(1).......  69 Director
Frank R. Pope(2)........  46 Director
John M. Toups(2)........  70 Director

- --------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  John T. Schofield. Mr. Schofield has been President and Chief Executive Officer of the Company since April 1992, and Chairman of the Board since December 1993. From March 1995 to April 1996, Mr. Schofield served as the Company's Chief Financial Officer. From April 1981 to September 1991, Mr. Schofield served in various executive positions at International Technology Corporation, an environmental management company, where he directed technical services, business activities, strategic planning and development. Mr. Schofield holds a BSc Honours in Chemistry from the University of Manchester, England.

  A. Judson Hill. Mr. Hill has been Executive Vice President, Corporate Development of the Company since February 1996. From March 1994 to February 1996, Mr. Hill served as the Company's Executive Vice President, Corporate. From August 1990 to March 1994, Mr. Hill was President of Florida First Processing Inc., an environmental services company and a subsidiary of Westinghouse Electric Corporation. Mr. Hill holds B.S. degrees in Biology, Chemistry and Engineering and an M.S. in Environmental Engineering from the University of Pittsburgh.

  David R. Wright. Mr. Wright has been Executive Vice President, Europe of the Company since March 1994. From February 1993 to November 1993, Mr. Wright was a consultant to Waste Management International, plc, a waste management company. From January 1989 to February 1993, Mr. Wright served in various executive positions at International Technology Corporation Europe, plc, a subsidiary of International Technology Corporation. Mr. Wright trained as an electrical controls engineer at High Wycombe College of Technology, England.

  Alexander G. Baldwin. Mr. Baldwin joined the Company in July 1992 as Director of Operations and in November 1993 was appointed Vice President, Engineering and Operations. From July 1990 through June 1992, Mr. Baldwin was Director of Projects in the Pollution Control Systems Division of
International Technology Corporation. Mr. Baldwin holds a B.S. and an M.S. in Civil Engineering from the University of California at Berkeley.

  Steven J. Guerrettaz. Mr. Guerrettaz joined the Company in May 1994 as Corporate Controller. In April 1995, Mr. Guerrettaz was appointed Vice President, Finance and Accounting and in April 1996 was appointed Chief Financial Officer. From October 1988 to August 1993, Mr. Guerrettaz was a Vice President of Chemical

Waste Management, Inc. a hazardous waste management company. Mr. Guerrettaz holds a B.S. in Accounting from San Jose State University.

  Howard M. Hohl. Mr. Hohl joined the Company in June 1994 as Regional Sales Director and in April 1996 was appointed Vice President, North American Sales. From October 1991 to May 1994, Mr. Hohl was Director of Sales and Market Development for Celgene Corporation, a biotechnology company. Mr. Hohl holds a B.S. in Civil and Environmental Engineering from the University of Wisconsin-Madison and an M.B.A. from the University of Akron.

  Barbara E. Krimsky. Ms. Krimsky has been Vice President, Administration of the Company since November 1993. In April 1996, Ms. Krimsky was appointed Secretary of the Corporation. From February 1990 through October 1993, Ms. Krimsky was the Director, Contracts Management for Quotron Systems, Inc., a financial information services company. Ms. Krimsky holds a B.A. in Economics and Computer Science from Duke University and an M.M. from Northwestern University's Kellogg Graduate School of Management.

  Robi Blumenstein. Mr. Blumenstein has been a Director of the Company since November 1994. Mr. Blumenstein has been with CIBC Wood Gundy Capital, the merchant banking division of the Canadian Imperial Bank of Commerce, since January 1994, most recently as a Managing Director. From May 1992 to December 1993, Mr. Blumenstein was a principal of Hadley & Baxendale, Limited, an investment and advisory firm. Mr. Blumenstein holds a B.A. and an LL.B. from the University of Toronto and an M.B.A. from Harvard Business School.

  Harry J. Healer. Mr. Healer has been a Director of the Company since September 1989. Mr. Healer has been a general partner of the Venture Capital Fund of New England, a venture capital investment firm, since its inception in January 1981. Mr. Healer holds a B.S. in Business Administration from Babson College.

  Rebecca P. Mark. Ms. Mark has been a Director of the Company since March 1996. Since January 1992, Ms. Mark has been with Enron Development Corp., the international project development arm of Enron Corp., most recently as Chairman and Chief Executive Officer. From July 1991 to July 1993 Ms. Mark was Vice Chairman and Chief Development Officer of Enron Power Corp. Ms. Mark is a director of ICF Kaiser International, Inc. Ms. Mark is also a member of the Bretton Woods Committee. Ms. Mark holds a B.A. in Psychology and an M.S. in International Management from Baylor University and an M.B.A. from Harvard Business School.

  Robert W. Page. Mr. Page has been a Director of the Company since March 1994. Mr. Page is the former Executive Vice President of McDermott International, Inc., an energy services company, a position he held from February 1991 until his retirement in February 1994. From 1981 to 1987, Mr. Page was the Chairman and Chief Executive Officer of Kellogg Rust, Inc., an engineering and construction firm, and was Assistant Secretary of the U.S. Army (Civil Works) from 1987 until 1990. Mr. Page is a director of ICF Kaiser International, Inc. Mr. Page holds a B.S. in Civil Engineering from Texas A&M University.

  Frank R. Pope. Mr. Pope has been a Director of the Company since 1994. Since April 1981, Mr. Pope has been with Technology Funding, Inc., a venture capital investment firm, most recently as the Executive Vice President, Chief Financial Officer and a director. Mr. Pope is a director of Medstone International, Inc. Mr. Pope holds a B.A. in History from Stanford University, an M.B.A. from the University of Santa Clara Graduate School of Business and a J.D. from the University of Santa Clara School of Law.

  John M. Toups. Mr. Toups has been a Director of the Company since November 1994. From January 1978 until his retirement in February 1987, Mr. Toups was the Chief Executive Officer of Planning Research Corporation (PRC). Mr. Toups is also a director of Caci International Inc., Nvr, Inc., Halifax Corporation, and Telepad Corporation. Mr. Toups holds a B.S. in Civil Engineering from the University of California at Berkeley.

  Prior to the closing of this offering, the Board will be divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Ms. Mark and Messrs. Blumenstein and Schofield will be in the class of directors whose term expires at the 1997 annual meeting of the Company's stockholders. Messrs. Healer and Toups will be in the class of directors whose term expires at the 1998 annual meeting of the Company's stockholders. Messrs. Page and Pope will be in the class of directors whose term expires at the 1999 annual meeting of the Company's stockholders. At each annual meeting of the Company's stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their successors are elected and qualified. Officers of the Company serve at the discretion of the Board of Directors.

EMPLOYMENT AGREEMENT

  The Company entered into an agreement with A. Judson Hill in January 1996, which sets a base salary of $150,000 per year and provides that in the event he is terminated without cause, the Company shall pay Mr. Hill a severance payment equal to three months' salary and any stock options held by Mr. Hill on the date of the agreement will be deemed fully vested as of the date of termination.

DIRECTOR COMPENSATION

  Members of the Company's Board of Directors do not receive cash compensation for their service on the Board of Directors, but directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings.

  Prior to the effective date of this offering, Robert W. Page, John M. Toups and Rebecca P. Mark, members of the Company's Board of Directors, were granted options, pursuant to the Company's 1987 Incentive Stock Plan, to purchase 6,667 shares of the Company's Common Stock in connection with their election to the Board. In addition, these directors were granted a subsequent option, pursuant to the Company's 1987 Incentive Stock Plan, to purchase 1,667 shares of the Company's Common Stock in consideration for his or her services as a director. The initial options become exercisable ratably over 48 months, and the subsequent options become exercisable ratably over 12 months following the date of grant.

 1996 Director Option Plan

  Non-employee directors of the Company participate in the Company's 1996 Director Option Plan (the "Directors' Plan"), which was adopted by the Board of Directors in March 1996 and approved by the Company's stockholders in April 1996. A total of 83,334 shares of Common Stock have been reserved for issuance under the Directors' Plan. Pursuant to the terms of the Directors' Plan, each non-employee director will automatically be granted an option to purchase 6,667 shares (the "First Option") of Common Stock (subject to adjustment as provided in the Directors' Plan) upon the later of the effective date of this offering or the date on which such person first becomes a non-employee director. Directors Blumenstein, Healer, Page, Pope, Toups and Mark will be eligible to receive the First Option on the effective date of this offering. In addition, each non-employee director will automatically be granted an option to purchase 1,667 shares (a "Subsequent Option") of the Company's Common Stock on January 1 of each year, if on such date such director has served on the Board of Directors for at least the preceding six months.

  The Directors' Plan is administered by the Board. The exercise price of each option granted under the Directors' Plan shall be equal to 100% of the fair market value of the Common Stock on the date of grant. First Options become exercisable as to 12 1/2% of the shares subject to the option six months after the date of grant and as to an additional 12 1/2% of the shares at the end of each six-month period thereafter, provided the optionee continues to serve as a director on such date. Subsequent Options shall become exercisable as to 50% of the shares subject to the Subsequent Option six months after the date of grant and as to the remaining 50% one year after the date of grant, provided the optionee continues to serve as a director on such date. In the event of a merger of the Company with or into another corporation, all outstanding options shall become exercisable as to all of the shares subject to the options, including shares as to which they would not otherwise be exercisable.

COMPENSATION COMMITTEE INTERLOCKS

  The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company and administers various incentive compensation and benefit plans. The Compensation Committee of the Board of Directors consists of Messrs. Blumenstein and Page. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

  The Company reincorporated in the State of Delaware in May 1996. The Company's Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability attributed to: (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

  The Company's Amended and Restated Bylaws ("Restated Bylaws") provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company's Restated Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Restated Bylaws would permit indemnification.

  The Company will enter into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Company's Restated Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company (other than liabilities arising from willful misconduct of a culpable nature). The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION

  The following table sets forth in summary form information concerning the compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the year ended December 31, 1995 by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose salary and bonus for such year exceeded $100,000 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                      LONG-TERM
                                                    COMPENSATION
                               ANNUAL COMPENSATION     AWARDS
                              --------------------- -------------
                                                     SECURITIES   ALL OTHER
                                                     UNDERLYING   COMPENSA-
 NAME AND PRINCIPAL POSITION  SALARY($) BONUS($)(1) OPTIONS(#)(2)  TION(3)
 ---------------------------  --------- ----------- ------------- --------- ---
John T. Schofield, Chairman,
 President and Chief
 Executive Officer........... $179,375    $3,000       166,667     $9,374
A. Judson Hill, Executive
 Vice President, Corporate
 Development.................  143,750       --            --       1,017
David R. Wright, Executive
 Vice President, Europe(4)...  144,000       --          3,334      1,054
Ann C. Heywood, former Vice
 President, Corporate
 Development(5)..............  124,375     3,000           --         972
Alexander G. Baldwin, Vice
 President, Engineering and
 Operations..................  106,458     1,000         6,667        792

- --------
(1) Represents shares of Common Stock with a fair market value at the date of award of $1.50 per share.
(2) These shares are subject to exercise under stock options granted under the Company's stock option plans.
(3) Represents premiums for life insurance policies.
(4) Mr. Wright is paid in pounds sterling. The amount set forth above assumes an exchange rate of $1.50 per pound sterling.
(5) Ms. Heywood left the Company in February 1996 to join CalEPA.

STOCK OPTION GRANTS

  The following table sets forth information concerning stock options awarded to each of the Named Executive Officers during the year ended December 31, 1995. All such options were awarded under the Company's 1987 Incentive Stock Plan.

                             OPTION GRANTS IN 1995

                                                                         POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                                                                        ANNUAL RATES OF STOCK
                                                                          PRICE APPRECIATION
                                       INDIVIDUAL GRANTS                FOR OPTION TERM($)(1)
                         ---------------------------------------------- ----------------------
                         NUMBER OF   % OF TOTAL
                         SECURITIES   OPTIONS
                         UNDERLYING  GRANTED TO   EXERCISE
                          OPTIONS   EMPLOYEES IN  PRICE PER  EXPIRATION
          NAME            GRANTED       1995     SHARE(2)(3)  DATE(4)       5%         10%
          ----           ---------- ------------ ----------- ---------- ---------- -----------
John T. Schofield.......  166,667       67.5%       $1.50    06/13/2000 $   69,071 $   152,628
David R. Wright.........    3,334        1.3%        1.50    06/13/2000      1,382       3,053
Alexander G. Baldwin....    6,667        2.7%        1.50    06/13/2000      2,763       6,105

- --------
(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the five-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.
(2) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date of grant.
(3) The exercise price may be paid in cash, check, promissory note, by delivery of already-owned shares of the Company's Common Stock or any combination of such methods.
(4) Options may terminate before their expiration date if the optionee's status as an employee is terminated.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

  The following table sets forth certain information regarding the exercise of stock options by the Named Executive Officers during 1995. No stock appreciation rights were granted during such year.

                                                                                VALUE OF UNEXERCISED
                                                               NUMBER OF        IN-THE-MONEY OPTIONS
                                                          UNEXERCISED OPTIONS   AT DECEMBER 31, 1995
                                                        AT DECEMBER 31, 1995(#)        ($)(1)
                                                        ----------------------- --------------------
                         SHARES ACQUIRED     VALUE           EXERCISABLE/           EXERCISABLE/
   NAME                  ON EXERCISE(#)  REALIZED($)(2)      UNEXERCISABLE         UNEXERCISABLE
   ----                  --------------- -------------- ----------------------- --------------------
John T. Schofield(3)....        --              --          153,260/147,995     $1,888,901/1,722,036
A. Judson Hill(3).......     36,111         $81,250               --                     --
David R. Wright(3)......        --              --              3,334/6,667            40,529/79,483
Ann C. Heywood..........        --              --            10,000/16,667          122,500/204,171
Alexander G. Bald-
 win(3).................        --              --            13,334/13,334          165,280/159,403

- --------
(1) Based upon an assumed initial offering price of $13.00 per share minus the exercise price.
(2) Based on the fair market value of the Company's Common Stock at December 31, 1995, $3.00 per share (as determined by the Company's Board of Directors), less the exercise price paid for such shares.
(3) In January 1996, Messrs. Schofield, Hill, Wright and Baldwin were granted stock options for 33,334, 53,334, 3,334 and 10,000 shares of the Company's Common Stock, respectively, at an exercise price of $3.00 per share.

EMPLOYEE BENEFIT PLANS

 1987 Incentive Stock Plan

  The Company's 1987 Incentive Stock Plan, as amended (the "1987 Stock Plan") was adopted by the Board of Directors in August 1987 and approved by the stockholders in February 1988. The 1987 Stock Plan provides for grants of incentive stock options to employees (including officers and employee directors) and nonstatutory stock options to non-employees (including non-employee directors) and consultants of the Company. A total of 907,650 shares of Common Stock has been reserved for issuance under the 1987 Stock Plan. As of March 31, 1996, 118,788 shares of Common Stock had been issued upon the exercise of options granted under the 1987 Stock Plan, options to purchase 746,997 shares of Common Stock at a weighted average exercise price of $1.61 per share were outstanding and 41,865 shares were available for future issuance. Options under the 1987 Stock Plan become exercisable at varying rates over a vesting period which is determined by the Board of Directors (generally one to five years), and as of March 31, 1996, 299,314 options were exercisable. Options under the 1987 Stock Plan are issuable to employees, directors and consultants of the Company. The exercise price of incentive stock options granted under the 1987 Stock Plan must be at least equal to the fair market value of the Common Stock on the date of grant. Following the offering, no further options will be granted under the 1987 Stock Plan.

 1996 Stock Plan

  The Company's 1996 Stock Plan (the "1996 Plan") was adopted by the Board of Directors in March 1996 and approved by the stockholders in April 1996. A total of 333,334 shares of Common Stock has been reserved for issuance under the 1996 Plan. The 1996 Plan provides for grants of incentive stock options to employees (including officers and employee directors) and nonstatutory stock options and stock purchase rights to non-employees (including non-employee directors) and consultants of the Company. The purpose of the 1996 Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to employees and consultants to promote the success of the Company's business. The 1996 Plan is presently being administered by the Board of Directors, which determines the optionees and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

  The terms of options granted under the 1996 Plan are stated in the option agreements. Terms of an incentive stock option may not exceed 10 years, and the term of all incentive stock options and nonstatutory stock options granted to an optionee who, at the time of grant, owns stock representing more than 10% of the Company's outstanding capital stock, may not exceed five years. Options granted under the 1996 Plan vest and become exercisable as set forth in each option agreement. No option may be transferred by the optionee other than by will or the laws of descent or distribution, and each option may be exercised, during the lifetime of the optionee, only by such optionee. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or total and permanent disability) may exercise options in the three-month period following such cessation, unless such options terminate or expire sooner (or for nonstatutory stock options, later), by their terms. The three-month period is extended to twelve months for terminations due to death or permanent total disability. In the event of a merger of the Company with or into another corporation, all outstanding options may either be assumed or an equivalent option may be substituted by the surviving entity or, if such options are not assumed or substituted, such options shall become exercisable as to all of the shares subject to the options, including shares as to which they would not otherwise be exercisable. In the event that options become exercisable in lieu of assumption or substitution, the Board of Directors shall notify optionees that all options shall be fully exercisable for a period of 15 days, after which such options shall terminate. The Board of Directors determines the exercise price of options granted under the 1996 Plan at the time of grant, provided that the exercise price of all incentive stock options must be at least equal to the fair market value of the shares on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date. The consideration for exercising any incentive stock option or any nonstatutory stock option may consist of cash, check, promissory note, delivery of already-owned shares of the Company's Common Stock subject to certain conditions, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price, a reduction in the amount of any Company liability to an optionee, or any combination of the foregoing methods of payment or such other consideration or method of payment to the extent permitted under applicable law. No incentive stock options may be granted to a participant, which, when aggregated with all other incentive stock options granted to such participant, would have an aggregate fair market value in excess of $100,000 becoming exercisable in any calendar year. No employee may be granted, in any fiscal year of the Company, options to purchase more than 150,000 shares (or 250,000 shares in the case of a new employee's initial employment with the Company). The 1996 Plan will terminate in April 2006, unless sooner terminated by the Board of Directors.

  The Board of Directors may also grant stock purchase rights to employees and consultants under the 1996 Plan. Such grants are made pursuant to restricted stock purchase agreements. The Company is generally granted a repurchase option exercisable on the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The repurchase price shall be the original purchase price paid by the purchaser. The repurchase option shall lapse at a rate determined by the Board of Directors. Once the stock purchase right has been exercised, the purchaser shall have the rights equivalent to those of a stockholder.

  As of March 31, 1996, no options or stock purchase rights were granted under the 1996 Plan.

 Employee Stock Purchase Plan

  The Company has reserved an aggregate of 116,667 shares of Common Stock for issuance under its Employee Stock Purchase Plan (the "ESPP"). The ESPP was adopted by the Board of Directors in March 1996 and approved by the stockholders in April 1996. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") and permits eligible employees of the Company to purchase Common Stock through payroll deductions of up to 15% of their eligible compensation provided that no employee may purchase more than $25,000 worth of stock under all employee stock purchase plans of the Company in any calendar year. The ESPP will be implemented with six-month offering periods, except for the first offering period which will commence upon the closing date of the offering and will end on the last market trading day on or before April 30, 1997. The price of Common Stock purchased under the ESPP will be 85% of the lower of the fair market value of the Common Stock on the first or last day of each offering period. The ESPP will expire in the year 2006.

 401(k) Savings Plan

  The Company maintains the Thermatrix Inc. 401(k) Savings and Retirement Plan, a defined contribution retirement plan with a cash or deferred arrangement as described in Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan is intended to be qualified under Section 401(a) of the Code. All employees of the Company are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant make elective contributions of a percentage of his or her compensation, subject to statutory limits.

                             CERTAIN TRANSACTIONS

  Between April 1993 and February 1996, the Company sold the following shares of its Preferred Stock in private placement transactions: 507,541 shares of Series C Preferred Stock at a price of $7.50 per share and 1,898,878 shares of Series D Preferred Stock at a price of $7.50 per share. The Company issued Subordinated Convertible Promissory Notes (the "Notes") in an aggregate principal amount of $1,525,716 as bridge loan financing in connection with the Company's sale of Series D Preferred Stock. The Notes were converted into shares of the Company's Series D Preferred Stock at the rate of $7.50 per share in November 1994. In addition, certain purchasers of Notes were issued warrants to purchase an aggregate of 5,471 shares of the Company's Series D Preferred Stock at an exercise price of $7.50 per share. The purchasers of the Preferred Stock included, among others, the following entities affiliated with certain members of the Company's Board of Directors and holders of more than five percent of the Company's voting securities:

                                                                SHARES OF
                                                           PREFERRED STOCK(1)
                                                           --------------------
                                                           SERIES C   SERIES D
                                                           ---------  ---------
ENTITIES AFFILIATED WITH DIRECTORS
Technology Funding Partners Entities (Frank R. Pope)(2)..        --     174,374
The Venture Capital Fund of New England Entities (Harry
 J. Healer)(3)...........................................    100,000     81,909
OTHER 5% STOCKHOLDERS
Charles River Entities(4)................................    262,000    109,158
Prentis Cobb Hale, Trustee of the Prentis Cobb Hale
 Family Trust(5).........................................     74,207     82,854

- --------
(1) The purchasers of these securities are entitled to registration rights. See "Description of Capital Stock--Registration Rights."
(2) Includes Technology Funding Partners III, L.P. and Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P. Includes 53,662 shares of Series D Preferred Stock issued on conversion of the Notes.
(3) Includes The Venture Capital Fund of New England II, L.P. and The Venture Capital Fund of New England III, L.P. Includes 53,334 shares of Series D Preferred Stock issued on conversion of the Notes and 1,908 shares of Series D Preferred Stock issuable upon exercise of warrants held by such entities issued in connection with the Series D Preferred Stock financing.
(4) Includes Charles River Partnership VI, L.P. and Charles River Partnership VI-A, L.P. Includes 40,000 shares of Series D Preferred Stock issued on conversion of the Notes and 2,491 shares of Series D Preferred Stock issuable upon exercise of a warrant held by such entities issued in connection with the Series D Preferred Stock financing.
(5) Includes 24,000 shares of Series D Preferred Stock issued on conversion of the Notes.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 31, 1996 and as adjusted to reflect the sale of Common Stock offered hereby for: (i) each of the Named Executive Officers, (ii) each of the Company's directors, (iii) all directors and executive officers as a group, and (iv) each person who is known by the Company to beneficially own more than 5% of the Common Stock.

                                                       PERCENTAGE OF SHARES
                                                            OUTSTANDING
                                                           --------------------
  NAMED EXECUTIVE OFFICERS, DIRECTORS, ALL     NUMBER OF
                 DIRECTORS,                      SHARES
   EXECUTIVE OFFICERS AS A GROUP AND FIVE     BENEFICIALLY  BEFORE     AFTER
            PERCENT STOCKHOLDERS                OWNED(1)   OFFERING OFFERING(2)
  ----------------------------------------    ------------ -------- -----------
OFFICERS AND DIRECTORS:
John T. Schofield(3).........................    245,726      4.41%     3.24%
Alexander G. Baldwin(4)......................     17,612        *        *
Ann C. Heywood(5)............................     16,366        *        *
A. Judson Hill(6)............................     42,037        *        *
David R. Wright(7)...........................      4,653        *        *
Robi Blumenstein(8)..........................    761,905    14.12      10.30
Harry J. Healer, Jr.(9)......................    626,135    11.60       8.46
Rebecca P. Mark(10)..........................        556        *        *
Robert W. Page(11)...........................      7,640        *        *
Frank R. Pope(12)............................  1,259,003    23.33      17.02
John M. Toups(13)............................      4,723        *        *
All executive officers and directors as a
 group (13 persons)(14)......................  2,991,198    53.08      39.18
5% STOCKHOLDERS:
Charles River Partnerships VI, L.P. and          417,941      7.74      5.65
 Charles River Partnership VI-A, L.P. .......
 10 Post Office Square, Suite 1330
 Boston, MA 02109
CIBC Wood Gundy Ventures, Inc.(8)............    761,905    14.12      10.30
 425 Lexington Ave., 2nd Floor
 New York, NY 10017-3903
Prentis Cobb Hale, as Trustee of the Prentis
 Cobb Hale Family                                422,529      7.83      5.71
 Trust Dated July 13, 1993...................
 870 Market Street, Room 700
 San Francisco, CA 94102
Technology Funding Partners III, L.P. and
 Technology Funding Venture Partners IV, an    1,259,003    23.33      17.02
 Aggressive Growth Fund, L.P.(12)............
 2000 Alameda de las Pulgas, Suite 250
 San Mateo, CA 94403
Vencap Equities Alberta Ltd..................    571,429    10.59       7.73
 1980 Manulife Place
 10180-101 St.
 Edmonton, Alberta 25J 3S4
North America Environmental Fund, L.P. ......    571,429    10.59       7.73
 c/o Ventana Environmental Organizational
 Partnership, L.P.
 18881 Van Karman Ave.
 Tower 17, Suite 350
 Irvine, CA 92715
The Venture Capital Fund of New England II,
 L.P. and The Venture Capital Fund of New        626,135    11.60       8.46
 England III, L.P.(9) .......................
 160 Federal Street, 23rd Floor
 Boston, MA 02110

- --------
 (*) Less than 1%.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 1996 are deemed outstanding. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares set forth opposite each stockholder's name.
 (2) After giving effect to the issuance of 2,000,000 shares of Common Stock offered hereby.
 (3) Includes 176,949 shares subject to stock options that are exercisable within 60 days of March 31, 1996.
 (4) Includes 16,945 shares subject to stock options that are exercisable within 60 days of March 31, 1996.
 (5) Includes 10,556 shares subject to stock options that are exercisable within 60 days of March 31, 1996.
 (6) Includes 5,926 shares subject to stock options that are exercisable within 60 days of March 31, 1996.
 (7) All 4,653 shares are subject to stock options that are exercisable within 60 days of March 31, 1996.
 (8) Mr. Blumenstein is a director and officer of CIBC Wood Gundy Ventures, Inc. and, therefore, may be deemed to beneficially own the shares held by CIBC Wood Gundy Ventures, Inc. (761,905). Mr. Blumenstein disclaims beneficial ownership of the 761,905 shares held by CIBC Wood Gundy Ventures, Inc.
 (9) Mr. Healer is a General Partner of The Venture Capital Fund of New England and, therefore, may be deemed to beneficially own the shares held by The Venture Capital Fund of New England (626,135, including warrants to purchase 2,725 shares). Mr. Healer disclaims beneficial ownership of the 626,135 shares held by The Venture Capital Fund of New England except to the extent of his pecuniary interest therein arising from his general partnership interest therein.
(10) All 556 shares are subject to stock options that are exercisable within 60 days of March 31, 1996.
(11) All 7,640 shares are subject to stock options that are exercisable within 60 days of March 31, 1996.
(12) Mr. Pope is a General Partner of Technology Funding Partners III, L.P. and Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P., and therefore, may be deemed to beneficially own the shares held by Technology Funding Partners III and IV (1,259,003). Mr. Pope disclaims beneficial ownership of the 1,259,003 shares held by Technology Funding Partners III and IV except to the extent of his pecuniary interest therein arising from his general partnership interest therein.
(13) All 4,723 shares are subject to stock options that are exercisable within 60 days of March 31, 1996.
(14) Includes 238,591 shares subject to stock options and warrants that are exercisable within 60 days of March 31, 1996.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  On June 3, 1996, the Company's Certificate of Incorporation was restated to authorize the Company to issue 50,000,000 shares of Common Stock, $0.001 par value and to effect a one-for-three reverse stock split of all the outstanding shares of Common Stock and Preferred Stock. Upon the closing of this offering, the Company's Restated Certificate of Incorporation will be further restated (the "Restated Certificate of Incorporation") to reflect the conversion of the Preferred Stock into Common Stock and to authorize the Company to issue 5,000,000 shares of undesignated preferred stock, $0.001 par value. Upon the closing of this offering, 7,400,838 shares of Common Stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. The discussion herein describes the Company's capital stock, the Restated Certificate of Incorporation and the Restated Bylaws as anticipated to be in effect upon closing of this offering. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate of Incorporation and the Restated Bylaws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

  The Restated Certificate of Incorporation will and the Restated Bylaws do contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

COMMON STOCK

  Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are neither redeemable nor convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders and has cumulative voting rights with respect to the election of directors.

PREFERRED STOCK

  Effective upon the closing of this offering, the Company will be authorized to issue 5,000,000 shares of undesignated preferred stock. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. The Company has no current plans to issue any shares of preferred stock.

WARRANTS

  Upon the closing of this offering, outstanding warrants to purchase an aggregate of 17,857 shares of Series B Preferred Stock at an exercise price of $3.00 per share and an aggregate of 34,471 shares of Series D Preferred Stock at an exercise price of $7.50 per share will be converted into the right to purchase 17,857 shares of Common Stock at $3.00 per share and 49,243 shares of Common Stock at $5.25 per share. Such warrants expire on the date five years from the date of grant.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND RESTATED BYLAWS

  The Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. See "Management." Under the Delaware General Corporation Law, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board of Directors until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

  The Restated Certificate of Incorporation provides that stockholder action can be taken at an annual or special meeting of stockholders or by written consent. The Restated Certificate of Incorporation and Restated Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors, by the chief executive officers of the Company, or by stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

CERTAIN PROVISIONS OF DELAWARE LAW

  Following the closing of this offering, the Company will be subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction which the person became an "interested stockholder," unless: (i) the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and
(b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in a financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

REGISTRATION RIGHTS

  The holders of approximately 5,267,828 shares of Common Stock and rights to acquire 67,100 shares of Common Stock and their permitted transferees (the "Holders") are entitled to certain rights with respect to the registration of such shares ("Registrable Securities") under the Amended and Restated Investor Rights Agreement (the "Investor Rights Agreement"). Under the terms of the Investor Rights Agreement between the Company and the Holders, the holders of at least 51% of the Registrable Securities derived directly or indirectly from the Company's Series D Preferred Stock may require, on four occasions after six months from the effective date of this offering, that the Company use its best efforts to register the Registrable Securities for public resale. In addition, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, the Holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. The holders of Registrable Securities may also require the Company on no more than five occasions to register all or a portion of their Registrable Securities on Form S-3 under the Securities Act when use of such form becomes available to the Company. All such registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration. In addition, the Company need not effect a registration for the account of the Holders or a registration on Form S-3 within 120 days following a previous registration, or within six months following any offering of securities for the account of the Company made subsequent to this offering. These registration rights terminate on the later of five years following the closing of this offering or after such time as all Holders may sell under Rule 144 during any 90-day period all shares of Common Stock to which such registration rights apply.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's Common Stock is First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for the Common Stock of the Company. Therefore, future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of this offering, the Company will have outstanding an aggregate of 7,400,838 shares of Common Stock, assuming a closing date for this offering of June 15, 1996. Of these outstanding shares of Common Stock, the 2,000,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 5,400,838 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

  Certain officers, directors and holders of Common Stock have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of Common Stock owned by them or that could be purchased by them through the exercise of options to purchase Common Stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of the Company or Representative of the Underwriters. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, 5,330,754 shares subject to lock-up agreements will not be saleable until 180 days after the date of this Prospectus (or earlier with the consent of the Representative of the Underwriters). The Representatives do not presently intend to release any of the shares subject to lock-up agreements and generally grant requests for waivers only in limited circumstances.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 74,008 shares immediately after this offering), or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the completion of this offering. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written similar agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

  Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

  The Company intends to file a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the Company's 1987 Incentive Stock Plan, 1996 Stock Plan, 1996 Director Option Plan and the Employee Stock Purchase Plan. Based on the number of options outstanding and options and shares reserved for issuance at March 31, 1996 under the 1987 Incentive Stock Plan, the 1996 Stock Option Plan, 1996 Director Option Plan and the Employee Stock Purchase Plan, such registration statement would cover approximately 1,280,332 shares. See "Management--Employee Benefit Plans." Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. As of March 31, 1996, options to purchase 746,997 shares were issued and outstanding under the 1987 Incentive Stock Plan, no options to purchase shares had been granted under the 1996 Stock Plan or the 1996 Director Option Plan and no shares had been issued under the Employee Stock Purchase Plan.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement between the Company and Oppenheimer & Co., Inc., Prudential Securities Incorporated and HSBC Securities, Inc., as the Representatives of the Underwriters, each of the Underwriters named below has severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite its name below:

                                                                        NUMBER
    UNDERWRITERS                                                       OF SHARES
    ------------                                                       ---------
Oppenheimer & Co., Inc. ..............................................
Prudential Securities Incorporated....................................
HSBC Securities, Inc. ................................................

                                                                          ---
  Total...............................................................
                                                                          ===

  The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to the approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all of the above shares of Common Stock if any are purchased.

  The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this
Prospectus, and at such price less a concession not in excess of $   per share
of Common Stock to certain other dealers who are members of the National Association of Securities Dealers, Inc. The Underwriters may allow, and such
dealers may re-allow, concessions not in excess of $   per share to certain
other dealers.

  The Underwriters have advised the Company that they do not intend to make sales to discretionary accounts.

  The Underwriters have been granted a 30-day over-allotment option to purchase up to an aggregate of 300,000 additional shares of Common Stock, exercisable at the public offering price less the underwriting discount. If the Underwriters exercise such over-allotment option, then each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares of Common Stock to be purchased by it as shown in the above table bears to the 2,000,000 shares of

Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby.

  The Company, its directors and officers, the holders of certain vested options to purchase Common Stock and certain stockholders and warrantholders of the Company holding 5,330,754 shares in the aggregate have agreed that they will not sell, grant any option for the sale of, or otherwise dispose of any shares of Common Stock, for a period of 180 days after the date hereof without the prior written consent of the Representatives. The Representatives do not presently intend to release any of the shares subject to lock-up agreements and generally grant requests for waivers only in limited circumstances.

  The Company has agreed to indemnify the Underwriters against certain liabilities, losses and expenses including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  There has been no previous public market for any of the Company's securities. The public offering price for the Common Stock offered hereby has been determined by negotiation between the Company and the Representatives. The factors considered in determining the public offering price include the history of and prospects for the industry in which the Company competes, the ability of the Company's management, the past and present operations of the Company, the prospects for future earnings of the Company, the general condition of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon by and for the Underwriters by Morgan, Lewis & Bockius LLP, New York, New York. As of the date of this Prospectus, a total of 8,940 shares of Common Stock were beneficially owned by a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation and an investment partnership of which members of such firm are partners. Mario M. Rosati, the Assistant Secretary of the Company, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

  The audited consolidated financial statements and schedule of the Company appearing in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Statements relating to patent matters in the portions of this Prospectus entitled "Risk Factors-- Proprietary Technology and Unpredictability of Patent Protection" and "Business--Intellectual Property," insofar as they constitute summaries of patent law, have been reviewed and approved by the Company's patent counsel, Woodcock Washburn Kurtz Mackiewicz & Norris. Such statements are included herein in reliance upon the review and approval of such firm as experts in patent law.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission, Washington, D.C. a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee.

                                THERMATRIX INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants.................................... F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statements of Stockholders' Equity (Deficit)................... F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Thermatrix Inc.:

  We have audited the accompanying consolidated balance sheets of Thermatrix Inc. (a Delaware corporation) and subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thermatrix Inc. and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

San Jose, California

February 28, 1996 (except
 for Note 11 as to which the
 date is May 13, 1996)

                                THERMATRIX INC.

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                         MARCH 31, 1996
                           DECEMBER 31,                     PRO FORMA
                         ------------------   MARCH 31,   STOCKHOLDERS'
                           1994      1995       1996     EQUITY (NOTE 2)
                         --------  --------  ----------- ---------------
                                             (UNAUDITED)   (UNAUDITED)
ASSETS
 CURRENT ASSETS:
  Cash and cash
   equivalents.......... $  3,129  $    981   $  1,477
  Short-term invest-
   ments................    3,801       --         --
  Accounts receivable,
   net of allowances of
   $150,000, $190,000
   and $165,000 at De-
   cember 31, 1994 and
   1995 and March 31,
   1996, respectively...    1,459     2,140      2,959
  Costs of uncompleted
   contracts in excess
   of billings..........      308        85        254
  Prepaid expenses and
   other current as-
   sets.................       51       181        173
                         --------  --------   --------
     Total current as-
      sets..............    8,748     3,387      4,863
                         --------  --------   --------
 PROPERTY AND EQUIPMENT:
  Machinery and equip-
   ment.................      365       529        560
  Demonstration equip-
   ment.................       29       165        187
  Furniture and fix-
   tures................       53       134        134
                         --------  --------   --------
                              447       828        881
  Less--Accumulated de-
   preciation...........     (110)     (233)      (283)
                         --------  --------   --------
     Net property and
      equipment.........      337       595        598
                         --------  --------   --------
 PATENTS AND OTHER AS-
  SETS, net.............      138       246        337
                         --------  --------   --------
                         $  9,223  $  4,228   $  5,798
                         ========  ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
 CURRENT LIABILITIES:
  Accounts payable...... $  1,458  $  1,487   $  2,256
  Billings on
   uncompleted contracts
   in excess of costs
   and revenue
   recognized...........      191       340        231
  Accrued liabilities...      462       425        494
                         --------  --------   --------
     Total current lia-
      bilities..........    2,111     2,252      2,981
                         --------  --------   --------
 COMMITMENTS AND CONTIN-
  GENCIES (Note 4)
 REDEEMABLE CONVERTIBLE
  PREFERRED STOCK.......   11,321    11,321     13,405      $    --
 STOCKHOLDERS' EQUITY
  (DEFICIT):
   Convertible preferred
    stock: $0.001 par
    value
    Authorized--
     7,744,766 shares;
     5,000,000 shares
     pro forma
    Outstanding--
     2,554,631 shares as
     of December 31,
     1994 and 1995 and
     March 31, 1996, and
     none pro forma, re-
     spectively; liqui-
     dation preference
     of $9,948..........    9,304     9,304      9,304           --
   Common stock: $0.001
    par value
    Authorized--
     40,000,000 shares;
     50,000,000 shares
     pro forma
    Outstanding--61,828,
     129,358, 129,358
     and 5,396,671
     shares as of Decem-
     ber 31, 1994 and
     1995, March 31,
     1996 and pro forma,
     respectively.......      --        --         --              5
   Additional paid-in
    capital.............    3,480     3,538      3,538        26,242
   Accumulated deficit..  (16,993)  (22,187)   (23,430)      (23,430)
                         --------  --------   --------      --------
     Total stockholders'
      equity (deficit)..   (4,209)   (9,345)   (10,588)     $  2,817
                         --------  --------   --------      ========
                         $  9,223  $  4,228   $  5,798
                         ========  ========   ========

      The accompanying notes are an integral part of these balance sheets.

                                THERMATRIX INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  FOR THE
                                     FOR THE YEARS ENDED       THREE MONTHS
                                        DECEMBER 31,          ENDED MARCH 31,
                                   -------------------------  ----------------
                                    1993     1994     1995     1995     1996
                                   -------  -------  -------  -------  -------
                                                                (UNAUDITED)
REVENUES.........................  $   881  $ 3,135  $ 6,494  $   549  $ 2,735
COST OF REVENUES.................      966    3,099    6,064      574    2,506
                                   -------  -------  -------  -------  -------
  Gross margin...................      (85)      36      430      (25)     229
                                   -------  -------  -------  -------  -------
OPERATING EXPENSES:
  Research and development.......      483    1,326    1,084      327      138
  Selling, general and adminis-
   trative.......................    2,100    4,503    4,740    1,090    1,328
                                   -------  -------  -------  -------  -------
    Total operating expenses.....    2,583    5,829    5,824    1,417    1,466
                                   -------  -------  -------  -------  -------
    Loss from operations.........   (2,668)  (5,793)  (5,394)  (1,442)  (1,237)
INTEREST INCOME (EXPENSE):
  Interest income................       47       44      231       97        7
  Interest expense...............      --       (72)     --       --        (8)
                                   -------  -------  -------  -------  -------
    Total interest income (ex-
     pense)......................       47      (28)     231       97       (1)
                                   -------  -------  -------  -------  -------
    Net loss before provision for
     income taxes................   (2,621)  (5,821)  (5,163)  (1,345)  (1,238)
PROVISION FOR INCOME TAXES.......      --       --        31        8        5
                                   -------  -------  -------  -------  -------
    Net loss.....................  $(2,621) $(5,821) $(5,194) $(1,353) $(1,243)
                                   =======  =======  =======  =======  =======
PRO FORMA NET LOSS PER SHARE.....                    $ (0.91) $ (0.24) $ (0.22)
                                                     =======  =======  =======
PRO FORMA WEIGHTED AVERAGE COMMON
 AND COMMON EQUIVALENT SHARES....                      5,723    5,701    5,766
                                                     =======  =======  =======


   The accompanying notes are an integral part of these financial statements.

                                THERMATRIX INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                           CONVERTIBLE
                         PREFERRED STOCK   COMMON STOCK
                         ---------------- --------------
                                                                                    TOTAL
                                                         ADDITIONAL             STOCKHOLDERS'
                                                          PAID-IN   ACCUMULATED    EQUITY
                          SHARES   AMOUNT SHARES  AMOUNT  CAPITAL     DEFICIT     (DEFICIT)
                         --------- ------ ------- ------ ---------- ----------- -------------
BALANCE, DECEMBER 31,
 1992................... 2,047,090 $5,509     962 $ --     $3,462    $ (8,551)    $    420
 Issuance of Series C
  preferred stock at
  $7.50 per share, net
  of issuance costs of
  $12...................   507,541  3,795     --    --        --          --         3,795
 Issuance of common
  stock on exercise of
  stock options at $0.30
  per share.............       --     --   58,232   --         17         --            17
 Net loss...............       --     --      --    --        --       (2,621)      (2,621)
                         --------- ------ ------- -----    ------    --------     --------
BALANCE, DECEMBER 31,
 1993................... 2,554,631  9,304  59,194   --      3,479     (11,172)       1,611
 Issuance of common
  stock on exercise of
  stock options at $0.30
  to $0.75 per share....       --     --    2,647   --          1         --             1
 Net loss...............       --     --      --    --        --       (5,821)      (5,821)
                         --------- ------ ------- -----    ------    --------     --------
BALANCE, DECEMBER 31,
 1994................... 2,554,631  9,304  61,841   --      3,480     (16,993)      (4,209)
 Issuance of common
  stock on exercise of
  stock options at $0.30
  to $1.50 per share....       --     --   57,549   --         43         --            43
 Stock bonus at $1.50
  per share.............       --     --    9,968   --         15         --            15
 Net loss...............       --     --      --    --        --       (5,194)      (5,194)
                         --------- ------ ------- -----    ------    --------     --------
BALANCE, DECEMBER 31,
 1995................... 2,554,631  9,304 129,358   --      3,538     (22,187)      (9,345)
 Net loss...............       --     --      --    --        --       (1,243)      (1,243)
                         --------- ------ ------- -----    ------    --------     --------
BALANCE, MARCH 31, 1996
 (unaudited)............ 2,554,631 $9,304 129,358 $ --     $3,538    $(23,430)    $(10,588)
                         ========= ====== ======= =====    ======    ========     ========



   The accompanying notes are an integral part of these financial statements.

                                THERMATRIX INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               FOR THE THREE
                                     FOR THE YEARS ENDED       MONTHS ENDED
                                        DECEMBER 31,             MARCH 31,
                                   -------------------------  ----------------
                                    1993     1994     1995     1995     1996
                                   -------  -------  -------  -------  -------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVI-
 TIES:
 Net loss........................  $(2,621) $(5,821) $(5,194) $(1,353) $(1,243)
 Adjustments to reconcile net
  loss to net cash used in oper-
  ating activities--
 Depreciation and amortization...       31       71      162       30       64
 Provision for doubtful ac-
  counts.........................      --       150      229      --       (25)
 Stock bonus compensation ex-
  pense..........................      --       --        15      --       --
 Changes in assets and liabili-
  ties--
  (Increase) decrease in accounts
   receivable....................      328   (1,570)    (910)     590     (794)
  Decrease (increase) in costs of
   uncompleted contracts in
   excess of billings............       31     (308)     223      (96)    (169)
  (Increase) decrease in prepaid
   expenses and other current as-
   sets..........................      (48)      24     (130)      (3)       8
  Increase in accounts payable...       42      954       29     (554)     769
  Increase (decrease) in billings
   on uncompleted contracts in
   excess of costs and revenue
   recognized....................     (137)     169      149     (148)    (109)
  (Decrease) increase in accrued
   liabilities...................      (24)     553      (37)    (110)      69
                                   -------  -------  -------  -------  -------
  Net cash used in operating ac-
   tivities......................   (2,398)  (5,778)  (5,464)  (1,644)  (1,430)
                                   -------  -------  -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVI-
 TIES:
 Purchases of property and equip-
  ment...........................     (178)    (181)    (381)    (129)     (53)
 Purchase of short-term invest-
  ments..........................   (1,088)  (2,713)     --       (58)     --
 Proceeds from sale of short-term
  investments....................      --       --     3,801      --       --
 Increase in patents and other
  assets.........................      --      (138)    (147)     (44)    (105)
                                   -------  -------  -------  -------  -------
  Net cash (used in) provided by
   investing activities..........   (1,266)  (3,032)   3,273     (231)    (158)
                                   -------  -------  -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVI-
 TIES:
 Proceeds from bridge loans......      --     1,541      --       --       --
 Payment of note payable.........      --       (25)     --       --       --
 Net proceeds from sale of Series
  C preferred stock..............    3,795      --       --       --       --
 Net proceeds from sale of Series
  D redeemable preferred stock...      --     9,780      --       --     2,084
 Proceeds from issuance of common
  stock..........................       17        1       43      --       --
                                   -------  -------  -------  -------  -------
  Net cash (used in) provided by
   financing activities..........    3,812   11,297       43      --     2,084
                                   -------  -------  -------  -------  -------
INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS................      148    2,487   (2,148)  (1,875)     496
CASH AND CASH EQUIVALENTS AT BE-
 GINNING OF PERIOD...............      494      642    3,129    3,129      981
                                   -------  -------  -------  -------  -------
CASH AND CASH EQUIVALENTS AT END
 OF PERIOD.......................  $   642  $ 3,129  $   981  $ 1,254  $ 1,477
                                   =======  =======  =======  =======  =======
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
 Cash paid for interest..........  $   --   $    72  $   --   $   --   $   --
                                   =======  =======  =======  =======  =======
 Cash paid for income taxes......  $   --   $   --   $    26  $   --   $   --
                                   =======  =======  =======  =======  =======


   The accompanying notes are an integral part of these financial statements.

                                THERMATRIX INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

1. ORGANIZATION AND OPERATIONS OF THE COMPANY:

  Thermatrix Inc. (the "Company") is an environmental technology company engaged in the development, manufacture and sale of innovative, proprietary industrial process equipment for the destruction of volatile organic compounds and hazardous air pollutants (collectively, "VOCs"). The Company markets its products to a wide variety of industries, including petroleum, chemical/petrochemical, pharmaceutical, pulp and paper, medical sterilization and soil and groundwater remediation, throughout the world. As of December 31, 1994, the Company had emerged from the development stage.

  The Company is subject to certain risks that include, but are not limited to, the following: limited operating history; history of operating losses and uncertainty of future profitability; sensitivity to major projects and fixed price contracts. To date, the Company has manufactured and sold only a limited number of its flameless thermal oxidation systems for commercial use and has a limited track record in the VOC emissions market. At March 31, 1996, the Company had an accumulated deficit of approximately $23.4 million and expects to incur additional losses in the future. The Company does not expect to be profitable unless and until such time as sales of flameless thermal oxidation systems generate sufficient revenue to fund its operations. There can be no assurance that the Company will achieve such revenues. The Company's operating results are sensitive to major projects such that results of operations and financial condition could be adversely affected if the Company failed to obtain major projects, if a major project order was delayed, if the Company was unable to complete the project within its cost estimate or if such installations encountered operating or warranty problems.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Unaudited Interim Financial Data

  The unaudited interim financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The data disclosed in the notes to the consolidated financial statements for these periods are unaudited. The Company believes the results of operations for the interim periods are not necessarily indicative of the results to be expected for any future period.

 Effect of Recent Accounting Pronouncements

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The disclosure requirements of SFAS No. 123 are effective as of the beginning of the Company's 1996 fiscal year. The Company does not expect the new pronouncement to have an impact on its results of operations since the intrinsic value-based method prescribed by APB Opinion No. 25 and also allowed by SFAS No. 123 will continue to be used for the valuation of stock-based compensation plans.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

                                THERMATRIX INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. The Company prepares and evaluates ongoing cost to complete estimates in order to monitor its project costs. These estimates form the basis for calculating revenues and gross margins for each project under the percentage-of-completion method of accounting. Due to uncertainties inherent in the estimation process, estimated total costs are subject to revision on an on-going basis as additional information becomes available. The estimates are subject to change and actual results could be materially different from these estimates.

 Principles of Consolidation and Foreign Currency Translation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. The functional currency of the subsidiary is the U.S. dollar. Accordingly, all translation gains and losses resulting from transactions denominated in currencies other than the U.S. dollar are included in net income. To date, the translation gains and losses have not been material. All intercompany accounts and transactions have been eliminated.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all short-term investments purchased with a maturity of three months or less to be cash equivalents.

 Short-term Investments

  Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." There was no effect on the Company's financial statements due to the adoption of this statement. Under SFAS No. 115, the Company classifies its investments, which consisted entirely of commercial paper as of December 31, 1994, as "available for sale." Accordingly, these investments, which matured in September 1995, were valued at market value as of December 31, 1994. The gross unrealized holding loss at December 31, 1994 was not significant.

 Revenue Recognition

  The Company principally uses the percentage-of-completion method of accounting for contract revenues. The percentage-of-completion method is based on total costs incurred to date compared with estimated total costs upon completion of contracts. The completed contract method of accounting is used for certain contracts when the Company does not have sufficient historical data to enable it to prepare dependable cost estimates. Losses on contracts are charged to cost of revenues as soon as such losses become known. Due to uncertainties inherent in the estimation process, estimated total costs are subject to revision on an ongoing basis as additional information becomes available. The Company recognizes revenue and costs attributable to priced and unpriced change orders when it is probable that the contract price will be adjusted and the amount of the change order can be reliably estimated. The Company warrants only new systems manufactured by the Company for defective workmanship and/or materials for a period of 12 months from initial operation of the system or 18 months after shipment or notification that the system is ready for shipment, whichever occurs first. A provision for estimated warranty costs is provided upon shipment of the unit. In addition, the Company offers certain customers a money-back guarantee payable in the event that the Company's systems fail to meet performance criteria on start-up. To date, the Company has not incurred any liability related to these guarantees and, based on this historical experience, does not maintain a reserve for these guarantees.

  During 1993, the Company performed certain research and development activities on behalf of a customer for which they were reimbursed $108,000. The reimbursement for the research and development is included in revenues in the accompanying statements of operations. Accordingly, the cost of performing the research and development of $108,000 is included in cost of revenues.

                                THERMATRIX INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

 Accounts Receivable

  Accounts receivable consisted of the following (in thousands):

                                                     DECEMBER 31,
                                                     --------------   MARCH 31,
                                                      1994    1995      1996
                                                     ------  ------  -----------
                                                                     (UNAUDITED)
   Billed, subject to retainer provisions........... $  --   $   74    $  --
   Billed...........................................    913     789       917
   Unbilled, including unpriced change orders.......    696   1,467     2,207
                                                     ------  ------    ------
   Total receivables................................  1,609   2,330     3,124
   Less: Allowance for doubtful accounts............   (150)   (190)     (165)
                                                     ------  ------    ------
                                                     $1,459  $2,140    $2,959
                                                     ======  ======    ======

  The unbilled amounts represent revenues recognized under the percentage-of-completion method of accounting which exceed the amounts that are billable according to contract terms. The unbilled amounts are generally billable as contract milestones and deliverables are accepted by the customer or as change orders are submitted and approved. As of December 31, 1995 and March 31, 1996, accounts receivable included approximately $1,129,000 and $810,000, respectively, of unpriced change orders. As of December 31, 1994, there were no significant amounts included in accounts receivable for unpriced change orders.

  As of December 31, 1994, 88% of accounts receivable was concentrated with five customers. As of December 31, 1995, approximately 75% of accounts receivable was concentrated with two customers. As of March 31, 1996, approximately 69% of accounts receivable was concentrated with three customers.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and accounts receivable. The Company has cash investment policies that limit its investments to short-term, low risk investments. With respect to accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition. Additionally, the Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated lives of the assets of three to five years. Leasehold improvements are amortized over the shorter of the related lease term or the estimated useful life of the asset. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed.

  As required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company regularly evaluates the remaining life and recoverability of its equipment. The Company adopted the provisions of this statement in 1995. The adoption did not have a significant effect on the Company's financial position and results of operations. Given the emerging nature of its markets, it is possible that the Company's estimate that it will recover the net carrying value of the equipment from future operations could change in the future.

                                THERMATRIX INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

 Patent Costs

  Direct costs incurred in connection with the filing of the Company's patent claims are capitalized as patent costs. Such amounts are amortized over the estimated economic useful lives of the patents (generally five to seven years). Accumulated amortization as of December 31, 1994 and 1995 and March 31, 1996 was approximately $ -0-, $39,000 and $53,000, respectively.

 Significant Customers

  Sales to significant customers as a percentage of total revenues for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 were as follows:

                                                               FOR THE THREE
                                       FOR THE YEARS           MONTHS ENDED
                                     ENDED DECEMBER 31,          MARCH 31,
                                    ------------------------   ---------------
                                     1993     1994     1995     1995     1996
                                    ------   ------   ------   ------   ------
                                                                (UNAUDITED)
      Customer A...................     --       29%       2%      --       --
      Customer B...................     --       21%      --        4%      --
      Customer C...................     --       20%       7%      --       --
      Customer D...................     --       11%       1%      10%      --
      Customer E...................     --       --       41%      53%      13%
      Customer F...................     --       --       18%      --        1%
      Customer G...................     81%      --       --       --       --
      Customer H...................     --       --       --       11%      --
      Customer I...................     --       --       --       10%      --
      Customer J...................     --       --       --       --       13%
      Customer K...................     --       --        4%       2%      29%

  Revenues from government contracts as a percentage of total revenues was 19%, 0% and 10% for the year ended December 31, 1995 and for the three months ended March 31, 1995 and 1996, respectively. There were no revenues from government contracts for the years ended December 31, 1993 and 1994. The principal government agencies to which the Company sells are the Department of Defense and the Department of Energy. To date, the Company's revenues have been derived predominantly from customers located in the United States. Revenues from international customers as a percentage of total revenues were less than 10% for the years ended December 31, 1993, 1994 and 1995 and the quarter ended March 31, 1995 and represented 20% of revenues for the three months ended March 31, 1996.

 Pro Forma Net Loss Per Share

  Pro forma net loss per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of redeemable convertible preferred stock and convertible preferred stock (using the "if converted" method) and stock options and warrants (using the treasury stock method). As the Company has incurred losses since inception, common equivalent shares have been excluded from the computation as their effect is antidilutive; however, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, such computations include all common and common equivalent shares issued within the 12 months preceding the filing date as if they were outstanding for all periods presented (using the treasury stock method and an assumed initial public offering price of $13.00 per share). Redeemable convertible preferred stock and convertible preferred stock outstanding during the period are included (using the "if converted" method) in the computation as common equivalent shares even though the effect is antidilutive. Historical earnings per share prior to 1995 have not been presented since such amounts are not deemed meaningful due to the significant change in the Company's capital structure that will occur in connection with the proposed offering.

                                THERMATRIX INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

 Unaudited Pro Forma Stockholders' Equity

  Upon the consummation of this initial public offering contemplated by this Prospectus, all of the redeemable convertible and convertible preferred stock outstanding as of the closing date will automatically be converted into shares of common stock. Unaudited pro forma stockholders' equity as of March 31, 1996, adjusted for the conversion of all outstanding preferred stock, is presented in the accompanying consolidated balance sheet.

3. ACCRUED LIABILITIES:

  Accrued liabilities consisted of the following (in thousands):


                                                   DECEMBER 31,
                                                   -------------    MARCH 31,
                                                    1994   1995     1996
                                                    ----   ----  -----------
                                                                 (UNAUDITED)
      Commissions payable......................... $   77 $  177    $208
      Reserve for contract losses.................    140     20       6
      Other.......................................    245    228     280
                                                   ------ ------    ----
                                                   $  462 $  425    $494
                                                   ====== ======    ====

4. COMMITMENTS AND CONTINGENCIES:

  The Company leases its facilities and certain equipment under operating leases which expire through May 2000. Rent expense was approximately $126,000, $252,000 and $269,000 for the years ended December 31, 1993, 1994 and 1995, respectively and $65,000 and $56,000, for the three months ended March 31, 1995 and 1996, respectively. As of March 31, 1996, future minimum payments are as follows (in thousands):

            YEAR ENDING
            DECEMBER 31,
            ------------
             1996 (nine months)..................... $205
             1997...................................  218
             1998...................................  170
             1999...................................   59
             2000...................................    2
                                                     ----
                                                     $654
                                                     ====

  In October 1995, the Company entered into a letter of intent with Purus, Inc. ("Purus") to purchase all of the respective assets, rights and properties of Purus's VOC adsorption technology ("PADRE"). Concurrent with the signing of the letter of intent, the Company entered into a License Agreement ("License") with Purus to manufacture, sell and distribute VOC treatment systems utilizing the PADRE technology. Under this License the Company is required to make quarterly royalty payments of 7% on the aggregate net invoice value of all PADRE VOC equipment sales. Royalty payments will continue until the earlier of: (i) five years from the date of the License or (ii) such date that Purus has received $2.0 million in aggregate royalty payments. The purchase of PADRE was completed in April 1996 for cash consideration of $300,000.

                                THERMATRIX INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

5. CONVERTIBLE PREFERRED STOCK:

  Convertible preferred stock consisted of the following, net of issuance costs (dollars in thousands):

                                                     DECEMBER 31,
                                                     -------------  MARCH 31,
                                                      1994   1995     1996
                                                     ------ ------ -----------
                                                                   (UNAUDITED)
   Series B:
     Authorized--6,194,766 shares
     Outstanding--2,047,090 shares; liquidation
      preference
      of $6,141..................................... $5,509 $5,509   $5,509
   Series C:
     Authorized--1,550,000 shares
     Outstanding--507,541 shares; liquidation
      preference of $3,807..........................  3,795  3,795    3,795
                                                     ------ ------   ------
                                                     $9,304 $9,304   $9,304
                                                     ====== ======   ======

  The rights, restrictions and preferences of the convertible preferred stock are as follows:

  . Each share of convertible preferred stock is convertible, at the option of the stockholder, into one share of common stock, subject to adjustments to prevent dilution as provided in the related stock agreements.

  . The holders of convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which each share of convertible preferred stock could be converted.

  . Each share of convertible preferred stock will convert automatically into common stock in the event of the closing of an underwritten public offering of the Company's common stock from which the Company receives gross proceeds of not less than $20,000,000.

  . Each preferred stockholder is entitled to receive annual dividends at a rate of $0.24 per Series B share and $0.60 per Series C share when, and if, declared by the Board of Directors, prior to payment of dividends on common stock. Dividends are non-cumulative. No dividends have been declared to date.

  . In the event of liquidation, dissolution or winding up of the Company, the holders of Series B and Series C convertible preferred stock are entitled to receive $3.00 per Series B share and $7.50 per Series C share, plus any declared but unpaid dividends, prior to any distribution to the holders of common stock.

  In connection with the issuance of the Series B convertible preferred stock in 1992, warrants to purchase 17,857 shares of Series B convertible preferred stock at $3.00 per share were issued. Subsequent to the initial public offering, these warrants will be convertible into warrants to purchase common stock. The warrants are exercisable at any time and expire in 1996. The value of the warrants at the date of issuance was nominal; therefore no value was assigned to the warrants for accounting purposes.

                                THERMATRIX INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK:

  Redeemable convertible preferred stock outstanding consisted of the following, net of issuance costs (dollars in thousands):


                                                   DECEMBER 31,
                                                  ---------------  MARCH 31,
                                                   1994    1995      1996
                                                  ------- ------- -----------
                                                                  (UNAUDITED)
   Series D
     Authorized--6,600,000 shares
     Outstanding--1,614,284 shares as of
      December 31, 1994
      and 1995 and 1,898,878 shares as of March
      31, 1996, respectively; liquidation
      preference of $42,724 as of
      March 31, 1996............................. $11,321 $11,321   $13,405
                                                  ------- -------   -------
                                                  $11,321 $11,321   $13,405
                                                  ======= =======   =======

  In November 1994, 1,614,284 shares of Series D redeemable preferred stock were issued at $7.50 per share, net of issuance costs of $786,000. As part of this issuance, the Company converted $1,541,486 of debt and accrued interest into shares of Series D redeemable preferred stock.

  In January 1996, the Company amended the Articles of Incorporation to increase the number of authorized shares of convertible preferred stock to 14,344,766 and authorized the issuance and sale of up to an additional 1,653,760 shares of Series D redeemable preferred stock. In February 1996, the Company sold 284,594 shares of Series D redeemable preferred stock at $7.50 per share.

  The rights, restrictions, and preferences of the Series D redeemable preferred stock are similar to the rights, restrictions and preferences of Series B and C convertible preferred stock discussed in Note 5, except:

  . Each preferred stockholder is entitled to receive annual dividends at a rate of $0.60 per share when, and if, declared by the Board of Directors, prior to payment of dividends on common stock. Dividends are non-cumulative. No dividends have been declared to date.

  . Stockholders may, at their option, require the Company to redeem the Series D redeemable preferred shares after November 1999 or upon a change in control of the Company, or a sale or merger of the Company, if earlier. These rights will terminate upon a public offering of the Company's common stock from which the Company receives gross proceeds of not less than $20,000,000.

  . In the event of liquidation, dissolution or winding up of the Company, the stockholders shall be entitled to receive, prior and in preference to any distribution to the holders of Series B and Series C convertible preferred stock and common stock, an amount equal to the greater of: (i) the amount that would be distributed on the shares of common stock issued upon conversion of the Series D redeemable, preferred stock assuming that all preferred stock was then converted into common stock, or (ii) three times the original purchase price of the Series D redeemable preferred stock of $7.50 per share, plus any declared but unpaid dividends.

  . In the event that an initial public offering is completed on or before July 15, 1996, the conversion price of Series D redeemable preferred stock will be adjusted automatically to $5.25 per share if the price to the public in the initial public offering is below $15.75 per share. This will result in an additional

                                THERMATRIX INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

     813,804 shares of common stock being issued upon conversion. These additional shares of Common Stock have been included in the unaudited pro forma stockholder's equity as of March 31, 1996. If the price to the public in the initial public offering is above $15.75 per share but below $22.50 per share, the conversion price of the Series D redeemable preferred stock will be adjusted automatically to one-third of the price to the public in the initial public offering.

  . If no initial public offering has been completed by July 15, 1996, the conversion price of Series D redeemable preferred stock shall be $7.50 per share, subject to dilutive adjustments: (i) if revenues for the year ended December 31, 1996 are below an established threshold as defined in the Series D stock agreement; (ii) if an initial public offering price is less than three times the conversion price; (iii) if common stock, warrants, options or similar securities are issued at a price below the conversion price; or (iv) if a stock split, stock dividend, or similar event occurs.

  In connection with a bridge financing in 1994, warrants to purchase 14,471 shares of convertible Series D redeemable preferred stock at $7.50 per share were issued. Subsequent to the initial public offering, these warrants will be convertible into warrants to purchase common stock. The warrants are exercisable at any time and expire in 1999. These warrants will adjust to $5.25 per share if the price to the public in the initial public offering is below $15.75 per share. This will result in an additional 6,201 shares of common stock being issued upon conversion. The value of the warrants at the date of issuance was nominal; therefore no value was assigned to the warrants for accounting purposes.

7. COMMON STOCK:

  As of March 31, 1996, the Company had reserved shares of its common stock for issuance as follows:

      Conversion of Series B convertible preferred stock............  2,047,090
      Warrants to purchase Series B convertible preferred stock.....     17,857
      Conversion of Series C convertible preferred stock............    507,541
      Conversion of Series D redeemable convertible preferred
       stock........................................................  2,712,682
      Warrants to purchase Series D redeemable convertible preferred
       stock........................................................     49,243
      Stock options under 1987 Stock Option Plan (see Note 8).......    746,997
                                                                      ---------
        Total shares reserved.......................................  6,081,410
                                                                      =========

8. STOCK OPTION PLAN:

  Under the Company's 1987 Stock Option Plan (the "Plan"), the Board of Directors may grant to employees and consultants options to purchase the Company's common stock at terms and prices determined by the Board. Subsequent to March 31, 1996, the Company adopted new stock plans (See Note 11C), accordingly, the Company does not plan to issue further options to purchase common stock under the Plan.

                                THERMATRIX INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

  The following option activity in the Plan occurred during the three years ended December 31, 1995 and the three months ended March 31, 1996:

                                             OPTIONS
                                            AVAILABLE  OUTSTANDING  PER SHARE
                                            FOR GRANT    OPTIONS      PRICE
                                            ---------  ----------- ------------
   Balance, December 31, 1992..............  240,196     228,652   $       0.30
     Granted...............................  (77,290)     77,290   $  0.30-$.75
     Exercised.............................      --      (58,231)  $       0.30
     Canceled..............................   20,226     (20,227)  $       0.30
                                            --------    --------   ------------
   Balance, December 31, 1993..............  183,132     227,484   $ 0.30-$ .75
     Authorized............................  331,124         --
     Granted............................... (449,677)    449,677   $ 0.75-$5.25
     Exercised.............................      --       (2,646)  $ 0.30-$0.75
     Canceled..............................    4,213      (4,213)  $ 0.30-$0.75
                                            --------    --------   ------------
   Balance, December 31, 1994..............   68,792     670,302   $ 0.30-$5.25
     Authorized............................  107,317         --
     Granted............................... (262,020)    262,020   $       1.50
     Exercised.............................      --      (57,549)  $ 0.30-$1.50
     Canceled..............................  320,296    (320,296)  $ 0.30-$5.25
                                            --------    --------   ------------
   Balance, December 31, 1995..............  234,385     554,477   $ 0.30-$1.50
     Granted............................... (192,520)    192,520   $ 3.00-$7.50
     Exercised.............................      --          --             --
     Canceled..............................      --          --             --
                                            --------    --------   ------------
   Balance, March 31, 1996 (unaudited).....   41,865     746,997   $ 0.30-$7.50
                                            ========    ========   ============

  As of March 31, 1996, options to purchase 299,314 of common stock at $0.30 to $3.00 per share were fully vested and exercisable under the Plan.

9. INCOME TAXES:

  The Company has adopted a liability approach to income taxes under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable.

  The provision for income taxes differs from the statutory U.S. Federal income tax rate due to the following:

                                          FOR THE YEARS        FOR THE THREE
                                              ENDED            MONTHS ENDED
                                           DECEMBER 31,          MARCH 31,
                                       ----------------------  --------------
                                        1993    1994    1995    1995    1996
                                       ------  ------  ------  ------  ------
                                                                (UNAUDITED)
   Provision (benefit) at U.S. statu-
    tory rate........................  (34.0)% (34.0)% (34.0)% (34.0)% (34.0)%
   State income taxes, net of
    Federal benefit..................    (6.1)   (6.1)   (6.1)   (6.1)   (6.1)
   Increase (decrease) in
    valuation allowance..............    40.0    40.0    40.0    40.0    40.0
   Other.............................     0.1     0.1     0.1     0.1     0.1
                                       ------  ------  ------  ------  ------
                                          -- %    -- %    -- %    -- %    -- %
                                       ======  ======  ======  ======  ======

                                THERMATRIX INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

  The provision for income taxes for the year ended December 31, 1995 and the three months ended March 31, 1995 and 1996 relates to state taxes against which no net operating loss can be applied.

  The net deferred income tax asset consisted of the following (in thousands):

                                                     DECEMBER 31,
                                                     --------------
                                                                      MARCH 31,
                                                      1994    1995      1996
                                                     ------  ------  -----------
                                                                     (UNAUDITED)
      Deferred income tax assets:
        Net operating loss carryforwards............ $5,938  $7,843    $8,362
        Tax credit carryforwards....................     26      83        83
        Cumulative temporary differences............    260     235       285
                                                     ------  ------    ------
                                                      6,224   8,161     8,730
      Valuation allowance........................... (6,224) (8,161)   (8,730)
                                                     ------  ------    ------
      Net deferred income tax asset................. $  --   $  --     $  --
                                                     ======  ======    ======

  As of March 31, 1996, the Company had net operating loss carryforwards for Federal and state income tax purposes of approximately $22,400,000 and $13,100,000, respectively. The net operating loss carryforwards and tax credit carryforwards expire on various dates through 2010. The utilization of cumulative net operating losses prior to the offering will be subject to annual limitations as a result of the change of control, for taxation purposes, that will occur on completion of this proposed offering. The Internal Revenue Service Code also contains other provisions which may limit the net operating loss and tax credit carryforwards to be used in any given year upon the occurrence of certain events. Cumulative temporary differences consist of reserves and accruals currently deductible for financial reporting purposes, but not for tax purposes. The Company believes sufficient uncertainty exists regarding the realizability of the operating loss and credit carryforwards and, accordingly, has continued to provide a valuation allowance against the deferred income tax asset.

10. LOAN AND SECURITY AGREEMENT:

  In December 1995, the Company entered into a Loan and Security Agreement ("Agreement") with a bank which provides for a $3,000,000 bridge loan, available in two equal parts of $1,500,000 and bears interest at the prime interest rate plus 2.5%. All or any part of the first $1,500,000 may be requested until October 4, 1996. All or any part of the second $1,500,000 may be requested after the bank accepts the terms under which a prospective investor will purchase equity securities from the Company.

  Any time after the bridge loan has been paid in full, the bank will make available a committed line of $3,000,000. This committed line will bear interest at the prime interest rate plus 0.75% and will be subject to certain financial and nonfinancial covenants. In addition, borrowings under the line of credit in excess of $750,000 are limited to 80% of qualified accounts receivable. As of December 31, 1995 and March 31, 1996, there were no amounts outstanding under the Agreement. In April 1996, the Company borrowed $500,000 under the Agreement.

  The Agreement expires on December 15, 1996 unless the Company has been granted a bridge extension request, in which case the term will be one year from the date of the bridge extension request.

  On February 8, 1996, the Company granted the bank a warrant to purchase 20,000 shares of Series D redeemable convertible preferred stock at $7.50 per share. This warrant is adjustable to $5.25 per share for conversion (see Note
6) which will result in an additional 8,571 shares of common stock being issued upon

                                THERMATRIX INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

conversion. Subsequent to the initial public offering, these warrants will be convertible into warrants to purchase common stock. This warrant carries a right to purchase an additional 20,000 shares of Series D redeemable convertible preferred stock at $7.50 per share if the Company draws down against the $1,500,000 available under the second part of the bridge loan. The value of the warrants at the date of issuance was nominal; therefore no value was assigned to the warrants for accounting purposes.

11. SUBSEQUENT EVENTS:

 A. Reincorporation in Delaware

  In April 1996, the Company's stockholders authorized the reincorporation of the Company in Delaware. The reincorporation was completed in May 1996 and has been reflected in the accompanying consolidated financial statements. Effective upon the closing of the proposed offering, the par value of each share of common and undesignated preferred stock becomes $0.001 per share, the Company will be authorized to issue 50,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock and the Board of Directors will have the authority to issue the undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof.

 B. Stock Split:

  In May 1996, the Board of Directors approved a one for three reverse stock split of all common stock and all designated series of preferred stock outstanding. The effect of the stock split has been retroactively reflected in the accompanying consolidated financial statements.

 C. Stock Plans

  The following stock plans were adopted by the Company's stockholders in April 1996.

 1996 Stock Plan ("1996 Plan")

  A total of 333,334 shares of common stock has been reserved for issuance under the 1996 Plan. The 1996 Plan provides that options and stock purchase rights may be granted to employees and consultants to the Company. Options granted under the 1996 Plan may be either incentive stock options or nonstatutory stock options. The Company may also grant stock purchase rights under the 1996 Plan. The exercise price and vesting of all grants are to be determined by the Board of Directors or its designee. Options granted under the 1996 Plan expire 10 years from the date of grant. The 1996 Plan will terminate in 2006.

 1996 Directors Stock Option Plan ("Directors Plan")

  The Directors Plan will not become effective until the effective date of the proposed offering. A total of 83,334 shares of common stock has been reserved for issuance under the Directors Plan. The Directors Plan provides for an automatic grant to each director of an initial option to purchase 6,667 shares of common stock ("First Option") upon the later of the effective date of this offering or the date on which such person becomes a non-employee director, and an additional option to purchase 1,667 shares of common stock ("Subsequent Option") each year, if the director has served on the Company's Board of Directors for at least six months. Options granted under the Directors Plan expire ten years after the date of grant. Twelve and one-half percent of the shares subject to a First Option will vest six months after its date of grant and an additional twelve and one-half percent will vest at the end of each six-month period thereafter. One-half of the shares subject to a Subsequent Option will vest six months after the date of the option grant and as to the remaining one-half, one

                                THERMATRIX INC.

                (INFORMATION RELATING TO THE THREE MONTHS ENDED
                     MARCH 31,1995 AND 1996 IS UNAUDITED)

year after the date of grant. The exercise price per share of all options shall be equal to the fair market value of the Company's common stock on the date of grant. The Directors Plan will terminate in 2006.

 Employee Stock Purchase Plan ("Purchase Plan")

  A total of 116,667 shares of common stock are reserved for issuance under the Purchase Plan. The Purchase Plan will enable eligible employees to purchase common stock at the lower of 85% of the fair market value of the Company's common stock on the first or last day of each six-month offering period. The first offering period, however, will begin upon the closing date of the proposed initial public offering and end on the last market trading day on or before April 30, 1997. The Purchase Plan will terminate in 2006.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDER-WRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITA-TION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURIS-DICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT QUALIFIED OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIV-ERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUM-STANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS COR-RECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Dilution.................................................................  15
Capitalization...........................................................  16
Selected Consolidated Financial Data.....................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  23
Management...............................................................  36
Certain Transactions.....................................................  43
Principal Stockholders...................................................  44
Description of Capital Stock.............................................  46
Shares Eligible for Future Sale..........................................  48
Underwriting.............................................................  50
Legal Matters............................................................  51
Experts..................................................................  51
Additional Information...................................................  52
Index to Consolidated Financial Statements............................... F-1

                                ---------------

 UNTIL    , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACT-ING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                               2,000,000 SHARES

                                Thermatrix Inc.

                                 COMMON STOCK


                                ---------------

                                  PROSPECTUS

                                ---------------


                            OPPENHEIMER & CO., INC.


                      PRUDENTIAL SECURITIES INCORPORATED

                               HSBC JAMES CAPEL


                                       , 1996


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                   APPENDIX

PAGE 2
a graphical illustration of the Thermatrix Flameless Thermal Oxidation system.

ON GATEFOLD
photograph of a Thermatrix system installed at a FMC Corporation chemical plant.

photograph of a Thermatrix system in operation at a Chevron refinery.

photograph of a Thermatrix assembly facility in Knoxville, Tennessee and three units in final assembly for a Department of Energy remediation project.

Photograph of Thermatrix system installed at a pulp and paper mill.

PAGE 24
A graphical illustration of the Thermatrix Flameless Thermal Oxidizer.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                                         AMOUNT
                                                                         TO BE
                                                                          PAID
                                                                        --------
   Registration Fee.................................................... $ 11,104
   NASD Filing Fee.....................................................    3,720
   Nasdaq National Market listing fee..................................   37,000
   Printing and Engraving..............................................  100,000
   Legal Fees and Expenses.............................................  300,000
   Accounting Fees and Expenses........................................  175,000
   Blue Sky Fees and Expenses..........................................   15,000
   Directors and Officers Insurance....................................  100,000
   Transfer Agent Fees.................................................   10,000
   Miscellaneous.......................................................   48,176
                                                                        --------
     Total............................................................. $800,000
                                                                        ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by
Section 145 of the Delaware General Corporation Law, the Amended and Restated Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and executive officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim) for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit;
(iv) the rights conferred in the Amended and Restated Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that it adverse to such directors, executive officers and employees.

  The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Amended and Restated Bylaws, as well as certain additional procedural protections. In addition, the indemnity agreement provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Company will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Company's Amended and Restated Bylaws or any statute or law. Under the agreements, the Company is not obligated to indemnify the indemnified party (i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) for any amounts paid in settlement of a proceeding unless the Company consents to such settlement; (iii) with respect to any proceeding brought by the Company against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (iv) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Company pursuant to the provisions of (S) 16(b) of the Securities Exchange Act of 1934 and related laws; (v) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (vi) an account of any conduct from which the indemnified party derived an improper personal benefit; (vii) on account of conduct the indemnified party believed to be contrary to the best interests of the Company or its stockholders;
(viii) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the Company or its stockholders; or (ix) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

  The indemnification provision in the Amended and Restated Bylaws and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the 1933 Act.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                       EXHIBIT
   DOCUMENT                                                            NUMBER
   --------                                                            -------
   Form of Underwriting Agreement.....................................   1.1
   Restated Certificate of Incorporation..............................   3.2
   Amended and Restated Bylaws........................................   3.4
   Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers.................  10.1

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since March 31, 1993, the Registrant has issued and sold the following securities (assuming the Company's one-for-three stock split):

    1. From March 31, 1993 to March 31, 1996 the Registrant issued and sold 118,427 shares of Common Stock to directors, employees and consultants at prices ranging from $0.30 to $3.00 per share, upon exercise of stock options pursuant to the Registrant's 1987 Incentive Stock Plan.

    2. On April 21, 1993, the Registrant issued and sold 507,541 shares of Series C Preferred Stock to a total of 5 investors at $7.50 per share.

    3. From November 21, 1994 to February 8, 1996 the Registrant issued warrants to purchase an aggregate of 34,471 shares of Series D Preferred Stock to a total of 5 investors with an exercise price of $7.50 per share.

    4. On November 21, 1994, the Registrant issued and sold 1,614,284 shares of Series D Preferred Stock to a total of 19 investors at $7.50 per share.

    5. On April 11, 1995, the Registrant issued 9,968 shares of Common Stock to a total of 10 employees as bonuses at a fair market value of $1.50 per share.

    6. On February 6, 1996, the Registrant issued and sold 284,594 shares of Series D Preferred Stock to a total of 18 investors at $7.50 per share.

    7. On April 22, 1996, the Registrant issued and sold 4,167 shares of Common Stock to a director of the Company at $12.00 per share.

  The sale of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

   1.1 Form of Underwriting Agreement.
  *3.1 Certificate of Incorporation of the Registrant.
  *3.2 Form of Restated Certificate of Incorporation of the Registrant to be filed prior to the effective date of the offering made under this Registration Statement.
  *3.3 Form of Restated Certificate of Incorporation to be filed immediately following the closing of the offering made under this Registration
       Statement.
  *3.4 Amended and Restated Bylaws of the Registrant.
   4.1 Specimen Common Stock Certificate.
  *4.2 Amended and Restated Investor Rights Agreement.
  *5.1 Opinion of Wilson Sonsini Goodrich & Rosati Professional Corporation.
 *10.1 Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
 *10.2 1987 Incentive Stock Plan, as amended and related agreements.
 *10.3 1996 Stock Plan and form of Stock Option Agreement thereunder.
 *10.4 Employee Stock Purchase Plan and forms of agreement thereunder.
       1996 Director Option Plan and form of Director Stock Option Agreement
 *10.5 thereunder.
       Asset Purchase Agreement between the Registrant and Purus, Inc. dated
 *10.6 January 4, 1996.
       Lease dated June 12, 1995 between the Registrant and Westmark Metro
 *10.7 Plaza, Inc., as amended.
       Lease dated June 24, 1995 between the Registrant and American General
 *10.8 Life Insurance Company.
 *10.9 Loan and Security Agreement between the Registrant and Cupertino
       National Bank and Trust, dated December 15, 1995.
 *11.1 Statement of computation of pro forma Common Shares and Equivalents.
 *21.1 Subsidiary of the Registrant.
 *23.1 Consent of Counsel (included in Exhibit 5.1).
  23.2 Consent of Woodcock Washburn Kurtz Mackiewicz & Norris.
  23.3 Consent of Arthur Andersen LLP (see page II-7).
 *24.1 Power of Attorney (see page II-5).
  27.1 Financial Data Schedule.

- --------

* previously filed

  (b) Financial Statement Schedules

    Report of Independent Public Accountants on Schedule

    II--Valuation and Qualifying Accounts

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of Incorporation or Bylaws of the Registrant, the Underwriting Agreement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN JOSE, STATE OF CALIFORNIA, ON THIS 10TH DAY OF JUNE, 1996.

                                          Thermatrix Inc.

                                                   /s/ John T. Schofield
                                          By: _________________________________
                                                       JOHN T. SCHOFIELD
                                                     CHAIRMAN OF THE BOARD
                                                  AND CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


             SIGNATURES                        TITLE                 DATE
             ----------                        -----                 ----
                                           Chairman of the      June 10, 1996
     /s/ John T. Schofield                 Board, President
- -------------------------------------      and Chief Executive
          JOHN T. SCHOFIELD                Officer (Principal
                                           Executive Officer)

                                           Vice President,      June 10, 1996
   */s/ Steven J. Guerrettaz               Finance and
- -------------------------------------      Accounting and
        STEVEN J. GUERRETTAZ               Chief Financial
                                           Officer (Principal
                                           Financial and
                                           Accounting Officer)


     */s/ Robi Blumenstein                 Director             June 10, 1996
- -------------------------------------
          ROBI BLUMENSTEIN


   */s/ Harry J. Healer, Jr.               Director             June 10, 1996
- -------------------------------------
        HARRY J. HEALER, JR.

                                           Director
- -------------------------------------
           REBECCA P. MARK


           SIGNATURES                      TITLE                   DATE
           ----------                      -----                   ----
      */s/ Robert W. Page                  Director             June 10, 1996
- -------------------------------------
           ROBERT W. PAGE


- -------------------------------------      Director
            FRANK R. POPE


       */s/ John M. Toups                  Director             June 10, 1996
- -------------------------------------
            JOHN M. TOUPS


*By     /s/ John T. Schofield
    ---------------------------------
            JOHN T. SCHOFIELD
            ATTORNEY-IN-FACT

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made part of this Registration Statement.

                                          Arthur Andersen LLP

San Jose, California

June 10, 1996

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

  We have audited in accordance with generally accepted auditing standards, the financial statements of Thermatrix Inc. included in this Registration Statement and have issued our report thereon dated February 28, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Part II Item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

San Jose, California
February 28, 1996

                                                                    SCHEDULE II

                                THERMATRIX INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                (IN THOUSANDS)

                                      ADDITIONS
                           BALANCE    CHARGED TO                BALANCE
                         AT BEGINNING COSTS AND                 AT END
DESCRIPTION               OF PERIOD    EXPENSES  DEDUCTIONS(1) OF PERIOD
- -----------              ------------ ---------- ------------- ---------
Year ended December 31,
 1993...................     $--         $--         $ --        $--
 Allowance for doubtful
  accounts
Year ended December 31,
 1994...................     $--         $150        $ --        $150
 Allowance for doubtful
  accounts
Year ended December 31,
 1995...................     $150        $229        $(189)      $190
 Allowance for doubtful
  accounts

- --------

(1) Deductions represent accounts receivable amounts that were considered doubtful and previously reserved for that became uncollectible and were written off in the year.

                                 EXHIBIT INDEX

                                                                  SEQUENTIALLY
 EXHIBIT                   EXHIBIT DESCRIPTION                    NUMBERED PAGE
 -------                   -------------------                    -------------
   1.1   Form of Underwriting Agreement.

  *3.1   Certificate of Incorporation of the Registrant.

  *3.2   Form of Restated Certificate of Incorporation of the
         Registrant to be filed prior to the effective date of the offering made under this Registration Statement.

  *3.3 Form of Restated Certificate of Incorporation to be filed immediately following the closing of the offering made under this Registration Statement.

  *3.4   Amended and Restated Bylaws of the Registrant.

   4.1   Specimen Common Stock Certificate.

  *4.2   Amended and Restated Investor Rights Agreement.

  *5.1   Opinion of Wilson Sonsini Goodrich & Rosati
         Professional Corporation.

 *10.1   Form of Indemnification Agreement between the
         Registrant and each of its directors and executive officers.

 *10.2 1987 Incentive Stock Plan, as amended and related agreements.

 *10.3 1996 Stock Plan and form of Stock Option Agreement thereunder.

 *10.4 Employee Stock Purchase Plan and forms of agreement thereunder.

 *10.5   1996 Director Option Plan and form of Director Stock
         Option Agreement thereunder.

 *10.6   Asset Purchase Agreement between the Registrant and
         Purus, Inc. dated January 4, 1996.

 *10.7   Lease dated June 12, 1995 between the Registrant and
         Westmark Metro Plaza, Inc., as amended.

 *10.8   Lease dated June 24, 1995 between the Registrant and
         American General Life Insurance Company.

 *10.9   Loan and Security Agreement between the Registrant and
         Cupertino National Bank and Trust, dated December 15,
         1995.

 *11.1 Statement of computation of pro forma Common Shares and Equivalents.

 *21.1   Subsidiary of the Registrant.

 *23.1   Consent of Counsel (included in Exhibit 5.1).

  23.2   Consent of Woodcock Washburn Kurtz Mackiewicz &
         Norris.

  23.3   Consent of Arthur Andersen LLP (see page II-7).

 *24.1   Power of Attorney (see page II-5).

  27.1   Financial Data Schedule.

- --------

* previously filed